UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Broadmark Realty Capital Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2022
Dear Fellow Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Broadmark Realty Capital Inc. (“we,” “our,” “us,” “Broadmark” or the “Company”), which will be conducted via live webcast on Thursday, June 9, 2022, at 10:00 a.m. Pacific Time. In light of the ongoing COVID-19 pandemic, we have adopted a virtual-only meeting format for the Annual Meeting to protect the health of our stockholders, directors and employees, and stockholders will not be able to attend in person.
You will be able to virtually (i) attend the Annual Meeting, (ii) vote your shares and (iii) submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/BRMK2022.
To participate, you will need the 16-digit voter control number included in your proxy materials or on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m. Pacific Time.
At the Annual Meeting, we are asking you to elect eight directors, ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and approve the compensation paid to our executive officers as described in the accompanying proxy statement. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe each of these matters in further detail.
Your vote is important. Even if you plan to attend the Annual Meeting virtually via the live webcast, please submit your proxy as promptly as possible by telephone, via the Internet, through the QR code or by requesting, completing, signing and returning a proxy card in the postage paid envelope you will be provided. We encourage you to vote via the Internet. Even if you submit a vote prior to the Annual Meeting, you will have an opportunity to change your earlier vote and virtually vote again during the Annual Meeting.
On behalf of our Board of Directors and our employees, we thank you for your continued interest in and support of our company.
Sincerely,

Brian P. Ward
Chief Executive Officer

Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2022
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Broadmark Realty Capital Inc., a Maryland corporation (“we,” “our,” “us,” “Broadmark” or the “Company”), will be held via live webcast on Thursday, June 9, 2022, at 10:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/BRMK2022, to consider and vote on the following matters:
(1)
the election of eight members to Broadmark’s Board of Directors, each to serve for a one-year term expiring at our 2023 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

(2)	the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
(3)	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in the accompanying proxy statement; and
(4)	to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
The Proxy Statement accompanying this notice describes each of these items of business in detail. Our Board of Directors has fixed the close of business on April 13, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only stockholders of record at the close of business on April 13, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. As of April 13, 2022, there were 132,793,442 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
We are making the Proxy Statement first available on or about April 28, 2022. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available via the Internet at www.proxyvote.com.
By Order of the Board of Directors,

Nevin Boparai Chief Legal Officer and Secretary
Seattle, Washington
April 28, 2022
Important Notice Regarding the Internet Availability of Proxy Materials for the June 9, 2022 Annual Meeting of Stockholders: The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available on the Internet at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in our Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting or authorizing a proxy to vote your shares. Page references are supplied to help you find further information in our Proxy Statement.
Our Annual Meeting
TIME AND DATE: 10:00 a.m. Pacific Time on Thursday, June 9, 2022	VIRTUAL MEETING: www.virtualshareholdermeeting.com/BRMK2022	RECORD DATE: Close of business on April 13, 2022
Voting
Each share of our common stock entitles the holder thereof to one vote on each matter to be voted upon at our Annual Meeting.
You may vote or authorize a proxy to vote by any of the following methods:

using the Internet at www.proxyvote.com	call the number included on your proxy card or notice	mail your signed proxy or voting instruction form	scan the QR code on your proxy card or notice
About Our Annual Meeting (page 1)
We provide answers to many questions about our Annual Meeting, including how to vote your shares, in our Q&A section beginning on page 1 of our Proxy Statement.
Proposals and Board Recommendations
Proposal		Board Recommendation	Page Reference
Proposal 1	Election of Eight Directors	For all nominees	5
Proposal 2	Ratification of the Appointment of Moss Adams LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2022	For	19
Proposal 3	Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers	For	44
Transaction of any other business that properly comes before our Annual Meeting and any postponement or adjournment thereof
Our Business at a Glance
Broadmark Realty Capital Inc. (NYSE: BRMK) is a specialty real estate finance company, providing financing solutions generally in the $2 to $50 million range across the entire debt capital stack for commercial and residential real estate opportunities throughout the United States.
i

Our business highlights for 2021 include:
•	Origination of over $947 million in new loans and risk reducing amendments, an increase of 51.2% over the prior year.
•	Growth of our active loan portfolio to $1.5 billion in total commitments, an increase of approximately 19.5%, as compared to the prior year.
•	Expansion of our geographic reach, such that we are now actively underwriting loans in more markets and across more asset classes and investment strategies.
•	Establishment of a $135.0 million revolving credit facility, which allows us to use a larger percentage of our cash balances for lending activities.
•	Completion of an inaugural debt offering, where we issued $100.0 million aggregate principal amount of 5.0% senior unsecured notes due in 2026.
•	Broadening of our access to capital when appropriate with an at-the-market common share equity program.
•	Preservation of a low-leverage balance sheet unique in our sector, while maintaining a consistent dividend.
Director Nominees (page 6)
Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Company Boards
Brian P. Ward	60	2022	Chief Executive Officer of our Company		None	None
Jeffrey B. Pyatt	62	2019	Chairman of our Company		None	None
Stephen G. Haggerty	54	2019	Founder and Principal of Bare Hill	✔	Compensation (Chair)	None
Daniel J. Hirsch	48	2019	Chief Operating Officer and Chief Financial Officer of Cascade Acquisition Corp.	✔	Compensation; Nominating and Corporate Governance (Chair); Finance	The Macerich Company
David A. Karp	62	2019	Former Chief Financial Officer of Empire State Realty Trust, Inc.	✔	Audit; Compensation; Finance (Chair)	None
Norma J. Lawrence	67	2019	Former Partner at KPMG, LLP	✔	Audit; Nominating and Corporate Governance	Marcus & Millichap Inc.
Kevin M. Luebbers	55	2019	Managing Partner of VIC Partners, LLC	✔	Audit (Chair); Nominating and Corporate Governance; Finance	None
Pinkie D. Mayfield	53	2022	Chief Communications Officer and Vice President of Corporate Affairs of Graham Holdings Company	✔	None	None
Ratification of our Independent Registered Public Accounting Firm (page 19)
We are asking our stockholders to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Say-on-Pay Vote (page 44)
We are asking our stockholders to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as described in this proxy statement (the “Say-on-Pay” proposal). At our 2021 annual meeting of stockholders, approximately 97% of the votes cast were in favor of our Say-on-Pay proposal.
Please review our Compensation Discussion and Analysis beginning on page 22 and the accompanying executive compensation tables beginning on page 37 for additional details about our executive compensation program, including information about our named executive officers’ 2021 compensation.
Executive Compensation Program Practices (page 22)
Our executive compensation program is designed to align our executive compensation with long-term stockholder interests as described in our Compensation Discussion and Analysis beginning on page 22.
EXECUTIVE COMPENSATION
WHAT WE DO
✔
Pay for Performance. A significant portion of each executive officer’s pay opportunity is in the form of variable, performance-based short-term and long-term incentive awards, which are earned based on achievement of pre-established performance goals that drive stockholder value. With respect to our long-term incentive program, 50% of each of our executive officer’s target awards are in the form of performance-based restricted stock units (“PRSUs”), which are subject to vesting based on our three-year relative total stockholder return (“TSR”) compared to the U.S.-based publicly-traded mortgage real estate investment trusts (“REITs”) that are categorized as “Commercial Financing” REITs.

✔	Avoid Excessive Risk-Taking. Our compensation program is designed not to incent excessive risk-taking by participants.
✔
Capped Incentive Awards. We design our incentive awards so that even if performance is above the maximum goal, we will nonetheless pay no more than a pre-set maximum award. In addition, PRSUs will not be earned above the target performance level if our absolute TSR for the performance period is negative.

✔	No Executive Perquisites. Our executive officers participate in the same health and welfare benefit programs as all of our other full-time employees, and do not receive additional executive benefits.
✔	Double-Trigger Equity Vesting. Our equity awards generally do not vest solely as a result of the occurrence of a change in control.
✔
Robust Stock Ownership Guidelines. Our Chief Executive Officer is required to own common stock with a value equal to at least six times his base salary and our other executive officers are required to own common stock with a value at least three times their respective base salaries.

✔	Holding Period. Until the minimum required stock ownership level is achieved, our executive officers must retain 50% of the net-after-tax profit shares from the vesting of equity compensation awards.
✔
Policy on Hedging and Margin. Our officers, as well as our directors and employees are prohibited from engaging in any hedging or monetization transactions or similar arrangements with respect to our securities. Such parties are also prohibited from engaging in any short sales or utilizing a margin account with respect to buying or selling our securities.

✔	Independent Compensation Consultant. Our Compensation Committee engages an independent compensation consulting firm, which provides us with no other services.
✔
Annual Say-on-Pay and Stockholder Engagement. We hold say-on-pay advisory votes on the compensation of our named executive officers on an annual basis. The Company and our Board are committed to regularly engaging with our stockholders on our compensation programs.

WHAT WE DON’T DO
✗	No Excise Tax Gross-Ups. None of our Company’s executives are entitled to any excise tax gross-ups.
✗	No Repricing. Our equity compensation plan prohibits repricing of underwater options or SARs or exchange of underwater options or SARs for other awards or cash, without prior stockholder approval.
✗	No Dividends on Unearned Equity Incentives. We do not pay dividend equivalents on equity grants made to our executive officers.
Corporate Governance Practices (page 11)
We maintain a commitment to high corporate governance standards. We believe that sound corporate governance strengthens the accountability of our Board and management and promotes the long-term interest of stockholders.
CORPORATE GOVERNANCE
WHAT WE DO
✔	Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.
✔
MUTA Opt Out. We have opted out of the provisions of the Maryland Unsolicited Takeovers Act that otherwise would permit our Board, without stockholder approval, to divide our Board into three classes serving staggered three-year terms. The Company may only opt back into such provisions with the affirmative vote of a majority of votes cast by stockholders.

✔	No Poison Pill. We do not have a “poison pill” stockholder rights plan in effect.
✔	Separate Chairman and CEO Roles. Our Chief Executive Officer does not serve as Chairman of the Board, and we have designated a lead independent director.
✔
Majority Voting Standard for Directors. Our Bylaws require the affirmative vote of a majority of the total votes cast for and against a nominee for director in an uncontested election of directors. In any uncontested election of a director, any incumbent director who does not receive a majority of the votes cast with respect to the election of such director shall offer to resign from the Board in accordance with our Corporate Governance Guidelines.

✔	Independent Board. Currently six of our eight directors are independent and all members serving on our Audit, Compensation and Nominating and Corporate Governance Committees are independent.
✔	Proxy Access. Our Bylaws include market-standard proxy access nominating provisions.
✔	Right to Amend our Bylaws. Our Bylaws permit stockholder-proposed bylaw amendments.
✔	Stockholder-Requested Meetings. Our stockholders have the ability to call a special meeting of stockholders in accordance with the process set forth in our Bylaws.
✔
Stockholder Engagement. The Company and our Board are committed to regularly engaging with our stockholders on our Company’s governance practices, compensation programs, performance and other key matters. In March 2022, in response to stockholder feedback, we amended our Bylaws to permit bylaw amendments proposed by our stockholders.

✔	Board Evaluations. Our Nominating and Corporate Governance Committee oversees annual evaluations of our Board and its committees.
✔	Executive Sessions of our Board. The independent directors of our Board hold regular executive sessions without management directors.
✔	Code of Ethics. We have a robust code of ethics in place for our directors, officers and employees.
✔	ESG Oversight. Our Nominating and Corporate Governance Committee has primary oversight responsibility for our environmental, social and governance (“ESG”) programs.

Broadmark Realty Capital Inc.
1420 Fifth Avenue, Suite 2000
Seattle, Washington 98101
PROXY STATEMENT
ABOUT THE ANNUAL MEETING
We are sending you this Proxy Statement in connection with the solicitation of Proxies by our Board of Directors for exercise at our 2022 Annual Meeting of Stockholders and at any postponement or adjournment thereof. We are first providing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy to our stockholders on or about April 28, 2022. Our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2021 (“Annual Report”) is being provided to stockholders concurrently with this Proxy Statement. Our Annual Report, however, is not part of the proxy solicitation material. This Proxy Statement and our Annual Report are available at www.proxyvote.com.
This solicitation is made by Broadmark Realty Capital Inc. on behalf of our Board of Directors (also referred to as the “Board” in this Proxy Statement). “We,” “our,” “us,” “Broadmark” and the “Company” refer to Broadmark Realty Capital Inc.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the Proxy materials?
This year, we are using the Securities and Exchange Commission or “SEC” notice and access rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder. This allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Beginning on or about April 28, 2022, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials or “Notice” containing instructions on how to access our proxy materials over the Internet and authorize your proxy online. This Notice is not a proxy and may not be used to vote your shares. If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice. We mailed paper copies of the proxy materials to some of our stockholders, including stockholders who have previously requested such printed materials, instead of a Notice.
If you own shares of our common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice or more than one set of paper proxy materials. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.
How can I attend the virtual Annual Meeting?
In light of the ongoing COVID-19 pandemic, we have again adopted a virtual-only meeting format for the Annual Meeting to protect the health of our stockholders, directors and employees, and stockholders will not be able to attend in person.
You will be able to virtually (i) attend the Annual Meeting, (ii) vote your shares and (iii) submit questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/BRMK2022. Questions pertinent to meeting matters and of general Company concern will be answered during the Annual Meeting, subject to time constraints and rules of conduct. We will post responses to such questions not answered due to time constraints on our Investor Relations webpage. To participate virtually at the Annual Meeting, you will need the 16-digit voter control number included in your proxy materials or on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 10:00 a.m. Pacific Time.
The Annual Meeting will begin promptly at 10:00 a.m. Pacific Time. We encourage you to access the Annual Meeting prior to the start time. Online access will open at 9:45 a.m. Pacific Time, and you should allow ample time to log in to the live webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission virtually to the Annual Meeting in advance.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plug-ins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call (844) 986-0822 (toll free) or (303) 562-9302 (international). Technicians will be available to assist you.
What are the purposes of our Annual Meeting?
At our Annual Meeting, our stockholders will consider and vote on the following matters:
(1)
the election of eight members to Broadmark’s Board of Directors, each to serve for a one-year term expiring at our 2023 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

(2)	the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
(3)	the approval of the compensation of our named executive officers as described in this Proxy Statement.
With respect to any other matter that properly comes before our Annual Meeting, the Proxy holders will vote on such matter in their discretion.
What are the Board’s voting recommendations?
Our Board recommends that you vote as follows:
FOR the election of eight members to Broadmark’s Board of Directors, each to serve for a one-year term expiring at our 2023 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;
FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
FOR the approval of the compensation of our named executive officers as described in this Proxy Statement.
Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on April 13, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and vote at the Annual Meeting. Our common stock constitutes the only class of securities entitled to vote at the Annual Meeting.
What are the voting rights of stockholders?
Each share of our common stock outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted on.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker, bank or other agent rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•
Stockholder of record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares, and the proxy materials are being sent directly to you by us.

•
Beneficial owner of shares held in street name. If your shares are held in an account with a broker, bank or other agent, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other agent, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other agent how to vote your shares and are also invited to attend the Annual Meeting virtually. If you hold your shares in street name, please ensure that your shares are voted at the Annual Meeting by timely submitting voting instructions to your broker according to the instructions provided by your broker. See “—How do I vote?” below.

What will constitute a quorum at the Annual Meeting?
The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of our shares of common stock outstanding on the Record Date (April 13, 2022) will constitute a quorum, permitting the stockholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. As of the Record Date, there were 132,793,442 shares of our common stock outstanding.
If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting.
What are broker non-votes?
Broker non-votes occur when brokers, banks and other agents holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners. If that happens, brokers, banks and other agents may vote those shares only on matters deemed “routine” by the New York Stock Exchange (the “NYSE”), the exchange on which shares of our common stock are listed. On non-routine matters, brokers, banks and other agents cannot vote without instructions from the beneficial owner, resulting in a so-called “broker non-vote.”
The proposal to ratify the appointment of Moss Adams LLP to serve as our independent registered public accounting firm is the only proposal that is considered “routine” under the NYSE rules. If you are a beneficial owner and your shares are held in the name of a broker, bank or other agent, the broker, bank or other agent is permitted to vote your shares on the proposal to ratify the appointment of Moss Adams LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2022, even if the broker, bank or other agent does not receive voting instructions from you.
Under NYSE rules, each of the other proposals is considered to be non-routine. Consequently, if you do not give your broker, bank or other agent voting instructions, your broker, bank or other agent will not be able to vote on these proposals, and broker non-votes may exist with respect to such proposals.
How many votes are needed for each proposal to pass?
Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast on the matter at our Annual Meeting in person or by proxy is required by our charter and/or Amended and Restated Bylaws (the “Bylaws”) for the election of each director nominee, ratification of the appointment of Moss Adams LLP to serve as our independent registered public accounting firm and approval of the compensation of our named executive officers. For purposes of these proposals, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect on the outcome of any of these proposals.
The proposal to approve the compensation of our named executives is advisory only and is not binding on our Company or our Board. Our Board and Compensation Committee will consider the outcome of the vote on this proposal in considering what action, if any, should be taken in response to this advisory vote by stockholders.
Will any other matters be voted on?
As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If other matters properly come before the meeting, the persons identified in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board, or, if no such recommendation is given, in accordance with their best judgment.
How do I vote?
Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. We urge stockholders to vote promptly either by:
•	Online Internet Voting: Go to www.proxyvote.com and follow the instructions;
•	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions;

•	Scan the QR Code: Scan the QR code on your proxy card or notice with a mobile device (use of the QR code may require you to download an application); or
•	By Mail: Requesting, completing, signing and returning a proxy card in the envelope provided.
The deadline for submitting your proxy by Internet, telephone or through the QR code is 11:59 p.m. Eastern Time on June 8, 2022. The designated proxy will vote according to your instructions.
If your shares are registered in the name of your bank or brokerage firm, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If your shares are held in street name, then the availability of telephone and Internet voting, or use of a QR code, will depend on the voting processes of the applicable bank or brokerage firm; and therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.
You may virtually attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/ BRMK2022 during the meeting using your 16-digit voter control number. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with our Board’s recommendations specified above under “—What are the Board’s voting recommendations?” and in accordance with the best judgement of the proxy holders with respect to any other matters that may be voted upon at the Annual Meeting.
May I revoke and change my vote after I return my proxy card?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the Internet or by QR code or telephone (in which case only your latest voting instructions submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by virtually attending the Annual Meeting and voting during the meeting. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you virtually vote in person at the Annual Meeting. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary.
Who pays the costs of soliciting proxies?
We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. In addition to the mailing of these proxy materials, solicitation may be made by directors, officers and employees of the Company through electronic, telephone or personal solicitation, which will be made without additional compensation, or by our investor relations firm, ICR Inc. We have retained Alliance Advisors to aid in the solicitation of stockholders for a fee of approximately $8,000. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our common stock.
You should rely only on the information provided in this Proxy Statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board is currently comprised of eight directors, all of whom have terms expiring at the Annual Meeting. The nominees, all of whom are currently serving as directors of the Company, have been recommended by our Board for election to serve as directors for one-year terms until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.
Name	Age(1)	Title	Director Since
Brian P. Ward	60	CEO	2022
Jeffrey B. Pyatt	62	Chairman	2019
Stephen G. Haggerty	54	Director	2019
Daniel J. Hirsch	48	Director	2019
David A. Karp	62	Lead Independent Director	2019
Norma J. Lawrence	67	Director	2019
Kevin M. Luebbers	55	Director	2019
Pinkie D. Mayfield	53	Director	2022
(1)	Age as of April 13, 2022.
With the exception of Stephen G. Haggerty, Brian P. Ward and Pinkie D. Mayfield, each of our directors up for re-election joined our Board following the completion of the business combination (the “Business Combination”) on November 14, 2019 pursuant to an Agreement and Plan of Merger, dated August 9, 2019 (the “Merger Agreement”), by and among us, Trinity Merger Corp. and certain of its affiliates, PBRELF I, LLC (“PBRELF”), BRELF II, LLC (“BRELF II”), BRELF III, LLC (“BRELF III”), BRELF IV, LLC (“BRELF IV” and, together with PBRELF, BRELF II and BRELF III, the “Predecessor Companies” and each a “Predecessor Company”), Pyatt Broadmark Management, LLC (“MgCo I”), Broadmark Real Estate Management II, LLC (“MgCo II”), Broadmark Real Estate Management III, LLC (“MgCo III”), and Broadmark Real Estate Management IV, LLC (“MgCo IV” and, together with MgCo I, MgCo II and MgCo III, the “Predecessor Management Companies” and each a “Predecessor Management Company,” and the Predecessor Management Companies, together with the Predecessor Companies and their subsidiaries, the “Predecessor Company Group”).
Mr. Haggerty was appointed as a director of our predecessor, Trinity Sub Inc., when it was formed in August 2019 for purposes of entering into the Merger Agreement with the Predecessor Company Group. Mr. Ward was appointed as a director in connection with his appointment to serve as the Company’s Chief Executive Officer, effective as of March 1, 2022. Mr. Ward succeeded Mr. Pyatt, who stepped down as Chief Executive Officer and retained the role as Chairman of the Board. Ms. Mayfield was appointed as a director effective as of April 25, 2022.

Information about our Directors
Our Board seeks a mix of backgrounds and experience among its members and does not follow any ratio or formula to determine the appropriate mix. Rather, our Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of service on our Board. The following provides certain biographical information with respect to our nominees for director as well as the specific experience, qualifications, attributes and skills that led our Board to conclude that each director should serve as a member of our Board of Directors.
SKILLS AND ATTRIBUTES	B. Ward	J. Pyatt	S. Haggerty	D. Hirsch	D. Karp	N. Lawrence	K. Luebbers	P. Mayfield
Private Lending: Contributes to a deeper understanding of the Company’s strengths and challenges	✔	✔

CEO/Executive Experience:Supports our management team through relevant advice and leadership	✔	✔	✔		✔		✔	✔

Accounting/Financial Reporting: Critical to the oversight of the Company’s financial reporting and internal controls					✔	✔	✔	✔

Real Estate/REITs: Contributes to a deeper understanding of the Company’s strengths and challenges specific to the real estate industry	✔	✔	✔	✔	✔	✔	✔

Capital Markets: Valuable in evaluating the Company’s capital structure and financing strategy	✔	✔	✔	✔	✔		✔	✔

Capital Intensive Industry: Contributes to a deeper understanding of the Company’s operations and key performance indicators	✔	✔	✔		✔		✔

Public Company Executive Compensation: Contributes to our Board’s ability to attract, motivate and retain executive talent			✔	✔	✔

Sales & Marketing & Branding: Valuable in promoting and selling our lending products and protecting the Company’s brand and reputation	✔							✔

Strategic Planning: Essential to guiding the Company’s long-term business strategy	✔	✔	✔	✔	✔	✔	✔	✔

SKILLS AND ATTRIBUTES	B. Ward	J. Pyatt	S. Haggerty	D. Hirsch	D. Karp	N. Lawrence	K. Luebbers	P. Mayfield

Risk Management: Contributes to the identification, assessment and prioritization of risks facing the Company	✔	✔	✔	✔	✔	✔	✔	✔

Other Public Company Board Experience: Provides essential comparison points for operations and governance			✔	✔		✔	✔

Independent			✔	✔	✔	✔	✔	✔

Gender	M	M	M	M	M	F	M	F

Age (as of the record date)	60	62	54	48	62	67	55	53

Tenure on Board (in years, as of 2022 Annual Meeting)	0	2.5	2.5	2.5	2.5	2.5	2.5	0

Demographic Background
African American or Black								✔
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	✔	✔	✔	✔	✔	✔	✔
Two or More Races or Ethnicities								✔
LGBTQ+
Brian P. Ward was appointed to serve as our Chief Executive Officer and as a director effective March 1, 2022. Mr. Ward previously served a Sr. Advisor for Trimont Real Estate Advisors (“Trimont”) and Trimont Global and, prior to November 1, 2021, was the CEO and responsible for all functions of Trimont Real Estate Advisors and its affiliates worldwide. Mr. Ward also served on Trimont’s Board Directors and chaired Trimont’s internal advisory council, security committee and executive operating committee. Mr. Ward serves on the Alumni Board of Advisors for Harvard Business School, the Harvard University Alumni Real Estate Board, and the Advisory Board and Executive Committee for the New York University Stern Center for Real Estate Finance. He is also an active member of the Washington Bar, the Real Estate Roundtable, Urban Land Institute (ULI), where he serves on the Global Exchange Council, and the Commercial Real Estate Finance Council (CREFC) in both the United States and Europe. Mr. Ward has spent the bulk of his career directing and managing institutional debt and equity investments into a wide range of core, core-plus and opportunistic real estate assets around the world. Prior to Trimont Mr. Ward served as the President of the Americas for Colliers International, overseeing all Capital Markets & Investment Services functions for the company in the United States, Canada and Latin America.
Mr. Ward was selected to serve as a director because of his significant experience and extensive knowledge regarding capital markets and corporate real estate transactions, as well as his prior executive experience.
Jeffrey B. Pyatt served as our President and Chief Executive Officer and a director from the consummation of the Business Combination. Effective March 1, 2022, Mr. Pyatt resigned from his role as President and Chief Executive Officer of the Company, while continuing in the role of Chairman. Prior to joining the Company, he served as President of MgCo I from the time that he co-founded it in 2010 and served as a member of the board of directors of each of the Predecessor Companies from their inception and, directly or indirectly, as a member of the board of managers of each of the Predecessor Management Companies from their inception, in each case through the consummation of the Business Combination. Prior to founding MgCo I, Mr. Pyatt co-founded and managed a private lending fund, Private Lenders Group, from 2004 to 2009. Mr. Pyatt has served on the boards for three different Boys and Girls Clubs as well as numerous other non-profits. Mr. Pyatt received a Bachelor of Science in accounting from the University of Denver and a master’s degree in taxation from the University of Denver College of Law.
Mr. Pyatt was selected to serve as a director because of his knowledge regarding the private lending business and experience managing the Predecessor Company Group from its inception and prior experience in private lending, as well as his experience serving as a the Chief Executive Officer of the Company.
Stephen G. Haggerty has served as a director since our formation. Mr. Haggerty is founder and principal of Bare Hill, a multi-strategy real estate investment and advisory platform with a focus on hospitality and wellness related assets. Mr. Haggerty served as a Managing Partner of Trinity Real Estate Investments LLC (“Trinity Investments”) from 2018 to October 2021, where he oversaw corporate strategy, leadership and capital markets execution. Before Trinity Investments, Mr. Haggerty was the Global Head of Capital Strategy, Franchising and Select Service at Hyatt Hotels Corporation from 2014 to 2018. In that role, Mr. Haggerty was responsible for implementing Hyatt’s overall capital and franchising strategy and overseeing the Select Service business. Prior to assuming that position, Mr. Haggerty was the Executive Vice President, Global Head of Real Estate and Capital Strategy from 2012 to 2014. In that role, Mr. Haggerty was responsible for implementing Hyatt’s capital strategy, managing Hyatt’s hotel asset base and providing support to the teams of development professionals around the world. Before joining Hyatt Hotels Corporation, Mr. Haggerty spent 13 years serving in several positions of increasing responsibility with Marriott International, Inc., including finance, asset management and development roles in various locations around the world, including Hong Kong and London. Mr. Haggerty was also a board member of Playa Hotels & Resorts from 2012 to 2018, during which Playa Hotel & Resorts became a public company. Mr. Haggerty received a Bachelor of Science from Cornell University.
Mr. Haggerty was selected to serve as a director because of his significant experience in corporate real estate transactions, financial underwriting and prior public company experience as an executive.
Daniel J. Hirsch has served as our director since the consummation of the Business Combination. Mr. Hirsch is the Chief Financial Officer and Chief Operating Officer of Cascade Acquisition Corp (NYSE: CAS), a special purpose acquisition company. Mr. Hirsch served as a consultant to Trinity Investments from January 2019 through November 17, 2019. In addition, Mr. Hirsch served as a consultant to Farallon Capital Management, L.L.C. (“Farallon”), an investment firm that manages capital on behalf of institutions and individuals, for which he has served as a board designee with respect to Farallon’s investment in Playa Hotels & Resorts N.V. (NASDAQ: PLYA), from January 2017 to March 31, 2020. Previously, from 2003 to December 2016, Mr. Hirsch held several senior positions at Farallon, including Managing Member of the Real Estate Group from 2009 to December 2016, Managing Director from 2007 to 2008 and Legal Counsel from 2003 to 2006. During his tenure as a director at Playa Hotels & Resorts N.V., Mr. Hirsch served as the chair of the Compensation Committee and a member of the Nominating and Governance Committee. In addition, Mr. Hirsch has served on the board of The Macerich Company (NYSE: MAC) since 2018 and is currently a member of the Compensation Committee and Nominating and Governance Committee. Mr. Hirsch has extensive knowledge of the capital markets and the real estate sector, drawn from several senior positions he held at Farallon between 2003 and 2016, including Managing Member of the Real Estate Group, Managing Director and Legal Counsel. Prior to joining Farallon, Mr. Hirsch worked as an associate in the San Francisco office of the law firm Covington & Burling LLP, from 2001 to 2003. Mr. Hirsch graduated from Yale Law School with a J.D. and earned a Bachelor of Arts degree, summa cum laude, in Law, Jurisprudence and Social Thought from Amherst College.
Mr. Hirsch was selected to serve as a director because of his extensive knowledge of capital markets and the real estate sector gained through leadership experience in the real estate group of a prominent private equity firm and his experience as a public company director, including knowledge of executive compensation through service on the compensation committee of several public companies.
David A. Karp has served as our lead independent director since the consummation of the Business Combination. Mr. Karp is a 36-year veteran in real estate investment finance and management. He was most recently Executive Vice President and Chief Financial Officer of Empire State Realty Trust, Inc. (NYSE: ESRT), a real estate investment trust that owns and operates office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building. Mr. Karp joined ESRT’s predecessor in 2011 and was responsible for finance, capital markets, accounting, and investor relations. Prior to that, Mr. Karp served as Managing Director and Chief Financial Officer of Forum Partners Investment Management LLC from 2006 to 2011 and Chief Operating Officer from 2009 to 2011, where he was responsible for both firm-level and fund-level financial management and strategy. From 1996 to 2005, Mr. Karp served as President, Chief Operating Officer and Chief Financial Officer of Falcon Financial Investment Trust, which he co-founded. Mr. Karp has an MBA in Finance and Real Estate from the Wharton School of the University of Pennsylvania and a B.A., summa cum laude, in Economics from the University of California at Berkeley.
Mr. Karp was selected to serve as a director because of his extensive experience in real estate investment finance and prior executive experience, including overseeing financial reporting at a REIT.
Norma J. Lawrence has served as a director since the consummation of the Business Combination. Ms. Lawrence currently serves on the board of directors of Marcus & Millichap Inc. (NYSE: MMI), a brokerage company providing real estate investment brokerage, financing and advisory services. Previously, Ms. Lawrence was a Partner at KPMG, LLP, where she was employed from 1979 to 2012 and provided extensive accounting and auditing services to companies in the real estate and hospitality industries. Ms. Lawrence is currently a member of WomenCorporateDirectors and was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles.
Ms. Lawrence was selected to serve as a director because of her extensive accounting and auditing experience, particularly for companies in the real estate industry.
Kevin M. Luebbers has served as a director of the Company since the consummation of the Business Combination. Mr. Luebbers served as a consultant to Trinity Merger Corp. from May 2019 through October 2019, and for Trinity Investments from October 2019 through November 17, 2019. Mr. Luebbers co-founded and has served as managing partner of VIC Partners, LLC, an investment partnership focused on acquiring and repositioning hotel properties, since 2004. Prior to that, he was executive vice president and chief financial officer at RFS Hotel Investors, Inc., a publicly traded real estate investment trust from 2000 to 2003, where he was responsible for the company’s capital markets and treasury functions. Prior to that, Mr. Luebbers served as senior vice president of planning and investment analysis at Hilton Hotels Corporation from 1996 to 2000. Mr. Luebbers was a board member and audit committee chairman of Ambassadors International, Inc., a publicly traded cruise, marina and travel and event company, from 2005 to 2008. Mr. Luebbers received a B.S. from Cornell University and an M.B.A. from the University of California at Berkeley.
Mr. Luebbers was selected to serve as a director because of his experience as an executive at a public company in the real estate industry, which included responsibility for financial reporting, as well as his prior experience as a public company director, including prior audit committee experience.
Pinkie D. Mayfield was appointed as serve as a director effective April 25, 2022. Ms. Mayfield has been Chief Communications Officer and Vice President of Corporate Affairs at Graham Holdings Company (formerly The Washington Post Company), a diversified conglomerate whose principal operations include education and media. In her current role since 2018, Ms. Mayfield is responsible for corporate affairs, public relations, communications and strategic initiatives. Since joining Graham Holdings in 1998, she has held a number of executive leadership positions. Prior to joining Graham Holdings, Ms. Mayfield was a Vice President and Trust Officer at NationsBank (now Bank of America) in the Investment Services Division. A director of Founders Bank, a Washington D.C.-based community bank, she has chaired the audit committee since joining the board in 2020. Ms. Mayfield also serves as the treasurer of the board of directors of the District of Columbia College Access Program and a trustee of the Philip L. Graham Fund. Ms. Mayfield graduated magna cum laude with a B.A. in business administration from Trinity Washington University and earned an M.B.A. from the University of Maryland University College.
Ms. Mayfield was selected to serve as a director because of her extensive experience in public relations, corporate affairs, communications and investor relations. She is also a seasoned finance and banking executive with experience in multiple sectors, which brings a diverse perspective to the Board.

Vote Required and Recommendation
The affirmative vote of a majority of the total votes cast for and against each nominee for director at the meeting is necessary for the election of such nominee as a director. For the purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote, although they will be considered present for the purpose of determining the presence of a quorum. See “About the Meeting— How many votes are needed for each proposal to pass?” for additional information regarding the required vote for this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE AND BOARD MATTERS
Our Board provides guidance and oversight with respect to our financial and operating performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other matters, our Board considers and approves significant transactions and advises and counsels senior management on key financial and business objectives. Members of our Board monitor our progress with respect to these matters on a regular basis, including through presentations made at Board and committee meetings by senior management.
The Company maintains a commitment to high corporate governance standards. We believe that sound corporate governance strengthens the accountability of our Board and management and promotes the long-term interest of stockholders.
Independence of Directors
NYSE listing standards require NYSE-listed companies to have a majority of independent board members and an audit committee, a compensation committee and a nominating/corporate governance committee, each comprised solely of independent directors. Under the NYSE listing standards, no director of a company qualifies as “independent” unless the board of directors of a company affirmatively determines that the director has no material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with such company). After reviewing all relevant relationships and considering the NYSE requirements for independence, our Board determined that each of Messrs. Haggerty, Hirsch, Luebbers and Karp, and Mmes. Lawrence and Mayfield are independent under the NYSE listing standards.
Board Committees
Our Board has established four standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Finance Committee. The principal functions of each committee are described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time applicable to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and each such committee is composed exclusively of independent directors. Additionally, our Board may from time to time establish certain other committees to facilitate the management of our Company.
The table below provides membership information for each of our Board committees as of the date of this Proxy Statement:
Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Brian P. Ward
Jeffrey B. Pyatt
Daniel J. Hirsch		✔	✔ (chair)	✔
David A. Karp*	✔	✔		✔ (chair)
Kevin M. Luebbers*	✔ (chair)		✔	✔
Norma J. Lawrence*	✔		✔
Stephen G. Haggerty		✔ (chair)
Pinkie D. Mayfield
*	Audit Committee Financial Expert
Audit Committee
Our Audit Committee is composed of Messrs. Luebbers and Karp, and Ms. Lawrence, with Mr. Luebbers serving as chairman. Each of our Audit Committee members qualifies as an “audit committee financial expert” as that term is defined by in Item 407(d)(5) of Regulation S-K. During 2021, our Audit Committee met four times.

Our Board adopted an Audit Committee charter, which details the principal functions of our Audit Committee, including oversight responsibilities related to:
•	our accounting and financial reporting processes including audits of our financial statements and the integrity of our financial statements;
•	our systems of internal accounting and financial controls;
•	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm;
•	the qualifications and independence of the Company’s independent registered public accounting firm;
•	related party transactions in accordance with the Company’s Related Party Transactions Policy; and
•	the Company’s compliance with legal and regulatory requirements.
The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the proposed audit, and the coordination of such audit plans, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, and considering the range of audit and non-audit fees.
Compensation Committee
Our Compensation Committee is composed of Messrs. Haggerty, Hirsch and Karp, with Mr. Haggerty serving as chairman. During 2021, our Compensation Committee met five times.
Our Board adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and recommending to the independent directors of our Board for approval the remuneration of our Chief Executive Officer based on such evaluation;

•	overseeing the evaluation of the Company’s other executive officers and reviewing and approving the compensation of our other executive officers;
•	reviewing and recommending to our Board for approval the design of incentive compensation plans and equity-based plans and amendments to any existing plans;
•	administering our incentive compensation plans and equity-based plans, including determining and approving the form and amount of equity awards to executive officers;
•	assisting management in complying with our proxy statement and annual report disclosure requirements; and
•	evaluating and recommending to our Board changes, if appropriate, in the compensation for directors.
The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or other executive officer compensation and to approve such consultant’s fees and other retention terms. Following the Business Combination, our Compensation Committee engaged FPL Associates L.P. to advise the Compensation Committee on the overall structure and design of the compensation program for the Company’s non-employee directors. In late 2021, our Compensation Committee engaged Frederic W. Cook. & Co., Inc. (“FW Cook”) to advise the Compensation Committee on executive compensation, including the establishment of a revised peer group to be used for compensation benchmarking and data collection metrics. FW Cook does not provide any other services to the Company or its affiliates. The Committee considered FW Cook’s independence and determined that engagement of FW Cook does not raise any conflicts of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Messrs. Hirsch and Luebbers, and Ms. Lawrence, with Mr. Hirsch serving as chairman. During 2021, our Nominating and Corporate Governance Committee met four times.

We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:
•	developing and recommending to our Board for approval qualification standards and other criteria for selecting new members of our Board;
•	identifying, evaluating and recommending to our Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to our Board Corporate Governance Guidelines and monitoring compliance with such guidelines;
•
reviewing the composition of our Board and its committees, to assess whether our Board’s composition is consistent with criteria established by our Board, and recommending, as appropriate, changes in number, function or membership including to align with NYSE and regulatory requirements;

•	recommending to our Board nominees for each committee of the Board;
•	developing and overseeing the annual performance evaluations of our Board and its committees and management; and
•	reviewing and when appropriate making recommendation to our Board regarding policies concerning ESG issues important to the Company.
Finance Committee
Our Finance Committee is composed of Messrs. Hirsch, Luebbers and Karp, with Mr. Karp serving as chairman. In 2021, our Finance Committee met five times. Our Finance Committee’s primary function is to assist our Board in its oversight of the Company’s capital structure and financial policies and strategies.
Board and Committee Meetings
During the fiscal year ended December 31, 2021, our Board met seven times. Each director attended over 75% of the aggregate number of meetings of the Board and the committees on which he or she served.
Board Leadership Structure
Our Board typically has a separate Chairman and Chief Executive Officer, except during an interim period between November 14, 2021 and March 1, 2022 as part of our leadership succession plan. Upon Joseph Schocken’s retirement as Chairman of the Board effective November 14, 2021, Mr. Pyatt, then serving as our Chief Executive Officer, assumed the role of Chairman. As a part of the Company’s ongoing succession planning efforts, in 2021 the Board commenced an executive transition search that resulted in Mr. Ward succeeding Mr. Pyatt as Chief Executive Officer effective March 1, 2022, with Mr. Pyatt remaining in the role of non-executive Chairman. We believe that having Messrs. Pyatt and Ward in these separate roles is beneficial to us. The experience and knowledge gained by Mr. Pyatt in previously leading the Company as Chief Executive Officer and managing the Predecessor Company Group’s business allows him to continue to contribute to the Company in his capacity as Chairman. By solely serving in his role as our Chief Executive Officer, Mr. Ward is able to focus on the management and operation of the Company’s business without the additional responsibilities of also serving as Chairman. Mr. Schocken has been appointed honorary Chairman Emeritus.
Our Corporate Governance Guidelines provide that whenever the Chairman of the Board does not qualify as an independent director, the independent directors may elect from among themselves a lead independent director of the Board. Accordingly, in 2019, the independent directors appointed David A. Karp to serve as lead independent director. Our Corporate Governance Guidelines provide the lead independent director responsibilities, which include, among others:
•	presiding at meetings of our Board at which the Chairman is not present, including separate sessions of the non-management directors;
•	serving as liaison between the Chairman and the independent directors;
•	being available for consultation and communication with major stockholders upon request; and
•	performing such other responsibilities as the independent directors may determine from time to time.

Executive Sessions of Non-Management Directors
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our non-management directors meet in executive sessions without management director participation regularly. The Chairman of the Board, or the lead independent director, presides at these sessions.
Director Selection Process
Our Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to our Board of nominees for election as directors. In assessing candidates for election to our Board, the Nominating and Corporate Governance Committee takes into account such factors as it deems appropriate, including, among others, the business or other relevant experience, skills and knowledge that the candidate may have, the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the candidate, and other factors relative to the overall composition of our Board. In addition, the Nominating and Corporate Governance Committee considers whether a potential candidate for director has the ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves. Our Board believes its effectiveness is enhanced by being comprised of individuals with diverse perspectives, backgrounds, skills and experience that are relevant to the role of our Board and the needs of our business. Accordingly, our Board, through the Nominating and Corporate Governance Committee, will regularly review the changing needs of the business and the skills and experience resident in its members, with the intention that our Board will be periodically “refreshed” as certain directors rotate off and new directors are recruited. Our Board’s commitment to refreshment will be tempered by the need to balance change with continuity and experience.
Applying the criteria described above, our Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the stockholders. After completing the identification and evaluation process described above, our Nominating and Corporate Governance Committee recommends the nominees for directorship to our Board. Taking our Nominating and Corporate Governance Committee’s recommendation into consideration, our Board then approves the nominees for directorship for stockholders to consider and vote upon at the annual meeting of stockholders.
Diversity
Although we do not have a formal policy for the consideration of diversity in identifying nominees for director, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse Board and strives to create diversity in our Board as a whole when identifying and selecting nominees. The Nominating and Corporate Governance Committee utilizes a broad conception of diversity, including diversity of perspectives, skills sets, gender, ethnicities, ages, education and business experience. These factors, the additional factors described above under “Director Selection Process” and others that are considered useful by the Nominating and Corporate Governance Committee, are reviewed in terms of assessing the perceived needs of our Board at any particular point in time. The Nominating and Corporate Governance Committee focuses on including on our Board a complementary mix of individuals with diverse backgrounds, knowledge and viewpoints reflecting the broad set of challenges that the Board confronts without representing any particular interest group or constituency. On an annual basis, as part of our Board’s self-evaluation, our Board assesses whether the overall mix of our Board members is appropriate for the effective oversight of our Company’s business and affairs.
Role of our Board in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from three standing committees: our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described above, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Among other things, our Audit Committee reviews and discusses with management risks relating to cybersecurity and our strategies to assess and mitigate such risks. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our Corporate Governance Guidelines.
Succession Planning
Our Nominating and Corporate Governance Committee periodically reviews short- and long-term succession plans for the Chief Executive Officer and other senior management positions and reports to our Board regarding the same. In general, our Nominating and Corporate Governance Committee’s management succession planning is designed to anticipate both “planned” successions, such as those arising from anticipated retirements, as well as unexpected successions, such as those occurring when an executive leaves suddenly to take a new position, or due to death, disability or other unforeseen events. In 2021, the Board commenced an executive transition search that resulted in Mr. Ward succeeding Mr. Pyatt as Chief Executive Officer effective March 1, 2022, with Mr. Pyatt remaining in the role of non-executive Chairman.
Annual Board and Committee Evaluations
Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, our Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of our Board and its committees in order to assess the overall effectiveness of our Board and its committees. The results of the assessment, along with any recommendations for modifications in Board or committee practice to enhance overall effectiveness of the Board and its committees are reported by the Nominating and Corporate Governance Committee directly to, and are discussed with, our Board. The assessment process is designed to facilitate ongoing, systematic examination of our Board’s effectiveness, and to identify opportunities for improving its operations and procedures. In early 2022, our lead independent director oversaw an evaluation process in which each director completed a Board self-assessment questionnaire about the Board’s effectiveness.
Prohibition on Hedging
Our insider trading policy prohibits our directors, officers and employees from engaging in any hedging or monetization transactions or similar arrangements with respect to our securities. Such parties are also prohibited from engaging in any short sales, utilizing a margin account with respect to buying or selling our securities or trading in exchange-traded options or other derivative securities with respect to our securities.
Communications with our Board
Stockholders and other interested parties may communicate with our Board by sending written correspondence to Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary. The Corporate Secretary will open the correspondence for the sole purpose of determining whether the contents represent a message to the Company’s directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he or she otherwise determines requires the attention of any member, group or committee of our Board.
Annual Meeting Attendance
Directors are encouraged to make reasonable efforts to attend the annual meeting of stockholders. All of our directors attended our 2021 annual meeting of stockholders.
Voluntary Adoption of Proxy Access and Direct Stockholder Amendment of our Bylaws
In March 2022, our Board voluntarily amended and restated our Bylaws to add two stockholder rights - proxy access and direct stockholder amendment of our Bylaws. Subject to certain requirements, a stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, may nominate, and require us to include in our proxy materials for an annual meeting, stockholder-nominated director candidates equal to the greater of two director seats or 20% of the Board. In addition, our Bylaws allow for direct amendment of our Bylaws by our stockholders.

Environmental, Social and Governance Oversight
In connection with internal assessments and stockholder engagement, we prioritize ESG initiatives that matter most to our business and stockholders. We are committed to making a positive difference in our community and the broader world by incorporating ESG considerations into our organizational structure and business decision-making.
Our Nominating and Corporate Governance Committee has been charged with oversight of the Company’s ESG efforts, but ESG remains the responsibility and focus of our entire Board. In 2021, we launched our ESG website, available through ir.broadmark.com/ESG. Our corporate website and ESG website are not part of this proxy statement.
Our 2021 sustainability highlights are as follows:
Environmental	Social	Governance
Responsible Investing
• Construction projects help densify non-infill areas
• New construction is generally more energy-efficient than older buildings
• Integrating environmental due diligence into lending practices

Human Capital
• 89.3% employee retention rate
• Benefits include 401(k) with employer matching healthcare, paid time off, family leave and an employee assistance program
• Provide virtual tools and ergonomic equipment to facilitate health and wellness in work-from-home environment
• Provide passes to employees to encourage use of mass transit

• Internally Managed
• ESG Oversight and Board Committee Level
• Independent Board Leadership and Practices
• Robust Stockholder Rights
• Regular Engagement with Stockholders
• Code of Business Conduct and Ethics
• Regular Compliance Trainings for Employees

Climate Change
• Headquartered in a LEED-certified building in Seattle
• Eliminated the use of single use bottles, glasses, and plates in our headquarters in favor of reusable or compostable alternatives
Diversity, Equity & Inclusion • Value and embrace diversity in employee recruiting, hiring and development practices • 45% of employees identify as women • 40% of employees identify as racially diverse

Community Partnership • Support and match employee charitable giving • Paid volunteer time for employees

Financial Inclusion • Addressing housing shortage and home affordability by helping to expand the supply of much-needed housing

Outside Director Compensation
Director Compensation Table
The following table provides information regarding the compensation of our outside directors for the fiscal year ended December 31, 2021, other than for Mr. Pyatt. As an employee-director, Mr. Pyatt did not receive separate compensation for service as a director in 2021. In February 2022, Mr. Pyatt stepped down as an executive of the Company and entered into a letter agreement for his services as Chairman. Mr. Pyatt will not receive separate compensation for service as a director. Please see below for a description of Mr. Pyatt’s letter agreement. We refer to directors who are neither employees of the Company or its subsidiaries nor have a consulting or letter agreement with the Company or its subsidiaries as “outside directors.”
Name	Fees Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Stephen G. Haggerty	90,000	83,257	—	173,257
Daniel J. Hirsch	95,000	83,257	—	178,257
Kevin M. Luebbers	105,000	83,257	—	188,257
Norma J. Lawrence	90,000	83,257	—	173,257
David A. Karp	125,000	83,257	—	208,257
Joseph L. Schocken(2)	—	—	—	—
(1)
The amounts shown represent the grant date fair value computed in accordance with Statement of Financial Accounting Standards Bulletin ASC Topic 718 referred to as “FASB ASC Topic 718,” of restricted stock awards granted under our Amended and Restated 2019 Stock Incentive Plan as currently in effect.

(2)
Prior to his resignation as Chairman effective November 14, 2021, Mr. Schocken was compensated pursuant to a consulting agreement for his service as our Chairman and did not receive separate compensation for service as a director.

Outside Director Compensation Policy
Pursuant to our outside director policy, each outside director receives an annual retainer of $165,000, consisting of a $75,000 annual cash retainer paid in quarterly installments, and a restricted stock unit (“RSU”) grant equal to $90,000 divided by the closing price of our common stock on the last day before the grant date.
The RSU awards are customarily granted on the date of our annual meeting of stockholders and will vest on the earlier of one year anniversary of the date of grant or the date of the next annual meeting based on the director’s continued service through such date; provided, however, that any unvested awards will accelerate in the event the recipient dies while serving as a director, discontinues service as a director as a result of disability, or if the service of a director is terminated without cause in connection with or within 24 months of a change in control of the Company.
Our Board adopted a program in 2020 that allows each outside director, effective beginning as of the date of the Annual Meeting, to elect to receive an increase in the annual RSU grant in lieu of all or any portion of the annual cash retainers for Board service, and the additional compensation payable for lead independent director service, committee chair service and committee member service, as described below. The increase in the annual RSU grant, if elected, will be for a number of shares equal to the foregone amount of the cash retainers divided by the closing price per share of common stock on the last trading day before the grant date.
We also pay additional annual cash compensation to our lead independent director, chairpersons of our Audit, Compensation, and Nominating and Corporate Governance and Finance Committees, as well as other members of such committees, as set forth below. If paid in cash, such payments are also paid in quarterly installments.
Lead Independent Director and Committee Chairs
•	Lead independent director: $25,000
•	Chair of the Audit Committee: $20,000
•	Chair of the Compensation Committee: $15,000
•	Chair of the Nominating and Corporate Governance Committee: $10,000
•	Chair of the Finance Committee: $10,000

Other Committee Members
•	Audit Committee: $10,000
•	Compensation Committee: $5,000
•	Nominating and Corporate Governance Committee: $5,000
•	Finance Committee: $5,000
Schocken Consulting Agreement and Equity Award
Until his resignation effective November 14, 2021, Mr. Schocken was compensated pursuant to a consulting agreement for his service as our Chairman and did not receive separate compensation for service as a director. Mr. Schocken entered into a consulting agreement with us that became effective November 14, 2019, pursuant to which he served as our Chairman through his resignation effective November 14, 2021. As consideration for his service as the Chairman, Mr. Schocken was paid an aggregate of $650,000 over the two-year period from November 14, 2019 until November 14, 2021, the effective date of his resignation, which amount (i) is inclusive of any other fees that the Company may pay to its other non-employee directors, and (ii) was payable over the same two-year period whether Mr. Schocken served the full two-year term or not. Effective as of the date of his resignation from the Board, Mr. Schocken was appointed as honorary Chairman Emeritus to the Board but does not receive compensation for such role.
Pyatt Letter Agreement and Equity Award
Mr. Pyatt is compensated pursuant to a letter agreement for his service as our Chairman and does not receive separate compensation for service as a director. Mr. Pyatt entered into a letter agreement with us that became effective March 1, 2022, pursuant to which he resigned as our Chief Executive Officer and now serves as our non-executive Chairman. He will serve in such capacity until either the Board or Mr. Pyatt gives written notice of his termination as Chairman. Upon Mr. Pyatt’s ceasing to serve as Chairman (for any reason), he will resign as a member of the Board. As consideration for his service as the Chairman, Mr. Pyatt is being paid an annual retainer of $210,000, which amount (i) is in lieu of the cash retainer that the Company may pay to its other non-employee directors, and (ii) is payable in quarterly installments. The Letter Agreement also provides that Mr. Pyatt is entitled to receive up to 18 months of reimbursement for premiums related to any health continuation coverage elected under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
Additionally, Mr. Pyatt will receive an RSU award with a grant date fair market value of $200,000 at the same time that our outside directors receive their RSU award as part of their 2022 annual retainer. Mr. Pyatt’s RSUs are subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and the Company’s standard form of restricted stock unit award agreement for non-employee directors. Any equity awards for 2023 and beyond will be determined pursuant to the Company’s outside director compensation program. In addition, any RSUs or performance-based RSUs that Mr. Pyatt currently holds will continue to vest in accordance with their terms, subject to his continued service on the Board.
Availability of Corporate Governance Materials
Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.broadmark.com, and these documents are available in print to any stockholder who sends a written request to such effect to Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary. Any changes to these documents, and any waivers granted by us with respect to our Code of Business Conduct and Ethics, will be posted on our website. Information on or accessible from our website is not and should not be considered a part of this Proxy Statement.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board, which is composed entirely of independent directors, has appointed Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. After careful consideration of the matter and in recognition of the importance of this matter to our stockholders, our Board has determined that it is in the best interests of the Company and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of Moss Adams LLP is expected to be available at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval of the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Moss Adams LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of Moss Adams LLP is not ratified, our Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE AND INDEPENDENT AUDITOR MATTERS
Audit Committee Report
Our Audit Committee consists of the three directors whose names appear below, each of whom is independent under the NYSE listing standards and the SEC rules. Our Audit Committee’s general role is to assist our Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2021 and met with management, as well as with representatives of Moss Adams LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Moss Adams LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.
In addition, the Audit Committee received the written disclosures and the letter from Moss Adams LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Moss Adams LLP its independence.
Based on these discussions, the financial statement review, and other matters deemed relevant, the Audit Committee recommended to our Board that the Company’s audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for 2021.
Respectfully submitted,

The Audit Committee of the Board of Directors

Kevin M. Luebbers (Chairman) David A. Karp Norma J. Lawrence
Audit Fees
Moss Adams LLP billed $510,509 and $631,101 in Audit Fees for services performed for the fiscal years ended December 31, 2021 and December 31, 2020, respectively. Audit Fees include fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly report on Form 10-Q, services provided in connection with registration statements and other professional services provided in connection with regulatory filings.
There were no other fees billed by Moss Adams LLP for services rendered to the Company, other than the services described above, for the years ended December 31, 2021 and December 31, 2020.
Audit Committee’s Pre-Approval Policies and Procedures
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Company’s Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit and non-audit services to the Company. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence.
Pursuant to the Pre-Approval Policy, our Audit Committee may delegate authority to one or more of its members to pre-approve engagements for the performance of audit and non-audit services. Any member of our Audit Committee who pre-approves audit or non-audit services pursuant to a delegation of authority must report such pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2021, all of the services provided by Moss Adams LLP were pre-approved by our Audit Committee.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers. Executive officers are elected annually by our Board and serve at the Board’s discretion.
Name	Age(1)	Title
Brian P. Ward	60	Chief Executive Officer
David Schneider	40	Chief Financial Officer
Nevin Boparai	42	Chief Legal Officer and Secretary
Linda D. Koa	46	Chief Operating Officer
Daniel Hirsty	31	Chief Credit Officer
(1)	Age as of April 13, 2022.
Set forth below is a description of the background of our executive officers, other than the background of Mr. Ward, whose background is described above under “Proposals to be Voted On—Proposal 1: Election of Directors—Information About our Directors.”
David Schneider has served as our Chief Financial Officer since December 2019. Mr. Schneider previously served as Chief Accounting Officer of New Residential Investment Corp. (NYSE: NRZ), a mortgage real estate investment trust, and as a Managing Director of its external manager, since May 2018, and prior to that, served as Senior Vice President and Comptroller for New Residential Investment Corp. since May 2014. Previously, Mr. Schneider served in various other senior financial and regulatory reporting roles, including as Vice President of Corporate Accounting Policy at JPMorgan Chase, Director of Global Accounting Policy and Advisory at American Express, and Assistant Vice President of Internal Audit at Credit Suisse. Mr. Schneider is a licensed certified public accountant in New York, and a member of the New York State Society of Certified Public Accountants. He is a graduate of Fordham University with a Bachelor of Science in Accounting.
Nevin Boparai has served as our Chief Legal Officer since September 2020. From January 2015 to August 2020, Mr. Boparai served as Assistant General Counsel, Corporate & Securities at Ventas, Inc. (NYSE: VTR), an S&P 500 healthcare real estate investment trust, where he was responsible for the company’s capital markets, corporate finance, SEC reporting and corporate governance legal functions. While at Ventas, Mr. Boparai also served as Managing Director of Ventas Life Science and Healthcare Real Estate Fund, a perpetual life, private capital vehicle that he helped launch. Prior to that, Mr. Boparai served as Counsel, Corporate Transactions for Abbott Laboratories and as an Associate with the law firm of Jones Day in Silicon Valley. Mr. Boparai received his Juris Doctor from Boston University School of Law and his Bachelor of Arts from Rutgers University.
Linda D. Koa has served as our Chief Operating Officer since March 2020. Ms. Koa previously served as Vice President of Operations of the Company beginning on November 14, 2019. Prior to that, she served as Vice President of Operations and Client Services for Tranceka Capital, LLC since 2017. Between 2015 and 2017, Ms. Koa co-headed West Coast Operations and Client Services at Envestnet/Tamarac, a financial technology firm. She previously held positions with increasing levels of responsibility in various financial services firms, including Charles Schwab, Merrill Lynch and Prudential Financial. Ms. Koa received a B.A. in Political Science, a Certificate in Political Economy, and an M.B.A. from the University of Washington. Ms. Koa also holds FINRA Series 7, 24, and 63 registrations under an unaffiliated broker-dealer.
Daniel Hirsty has served as our Chief Credit Officer since March 2020. Mr. Hirsty previously served as Vice President of Credit of the Company beginning on November 14, 2019. Prior to that, he served as Asset Manager for MgCo I from 2018 to 2019 and as Associate for Tranceka Capital, LLC from 2017 to 2018. Prior to that, Mr. Hirsty served as Financial Analyst for BHP Billiton, a multinational mining, metals and petroleum public company, from 2014 to 2017. Mr. Hirsty received a B.A. in Political Science from the University of Washington and an M.A. in Professional Accounting from The University of Texas at Austin. Mr. Hirsty is a licensed certificated public accountant in California and a CFA charterholder.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of our executive compensation program, how the program is designed to support the achievement of our key strategic and financial objectives, and the compensation decisions our Compensation Committee (for purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee as our “Committee”) made under the program for our named executive officers. In 2021, apart from Mr. Ward, each of our executive officers identified under “Executive Officers” above was a named executive officer.
Business Highlights
Our business highlights for 2021 include the following:
•	Origination of over $947 million in new loans and risk reducing amendments, an increase of 51.2% over the prior year.
•	Growth of our active loan portfolio to $1.5 billion in total commitments, an increase of approximately 19.5%, as compared to the prior year.
•	Expansion of our geographic reach, such that we are now actively underwriting loans in more markets and across more asset classes and investment strategies.
•	Establishment of a $135.0 million revolving credit facility, which allows us to use a larger percentage of our cash balances for lending activities.
•	Completion of an inaugural debt offering, where we issued $100.0 million aggregate principal amount of 5.0% senior unsecured notes due in 2026.
•	Broadening of our access to capital when appropriate with an at-the-market common share equity program.
•	Preservation of a low-leverage balance sheet unique in our sector, while maintaining a consistent dividend.

Compensation Highlights
Compensation Elements
The following chart summarizes, for each component of our ongoing executive compensation program, the objectives and key features and the compensation decisions made by our Committee for our named executive officers in 2021:
Pay Element	Objectives and Key Features	2021 Highlights
Base Salary	• Fixed cash pay based on the scope and complexity of each position, the named executive officer’s experience, competitive pay levels and general economic conditions
• 2021 salary adjustments reflected that based on a review conducted by the independent compensation consultant of executive compensation at the peer group of companies, the 2020 annual base salaries of the Company’s executive officers were substantially below market for the Company’s peer group.

Annual Incentive
• Variable cash pay earned based on the level of achievement of pre-established annual performance goals
• Rewards achievement of both corporate
and individual performance
• Performance was measured using annual performance goals designed to support our Company’s short-term financial and strategic objectives, weighted as indicated:
○ Corporate goals, specifically, Distributable Earnings per share (50%), growth of loan portfolio (10%), default resolution (7.5%) and enhancement of credit monitoring process (7.5%),
○ Individual performance was weighted 25% against discrete performance goal levels ranging from Threshold to Maximum

• Performance was achieved at the following levels for:
○ Distributable Earnings per share; Below Threshold performance
○ Growth of Loan Portfolio: Below Threshold performance
○ Default Resolution: Below Threshold performance
○ Enhancement of Credit Monitoring Processes: Target performance
• The resulting average weighted achievement was 10% of Target performance for the corporate performance goals portion of the award
• Individual performance was awarded at varying performance levels ranging from Target to Maximum for each named executive officer

Refer to “—Our Compensation Opportunities, Decisions and Results For 2021—Annual Incentives for 2021” for more detail

Long-Term Equity Incentives
Service-Based Restricted Stock Units
• Vest ratably over a three-year period to promote stockholder alignment, retention and stability of our management team

Performance-Based Restricted Stock Units
• Vest based on our three-year TSR relative to three-year TSR of the member companies of the FTSE NAREIT Mortgage REITs Index that are categorized as “Commercial Financing” REITs

• During 2021, the Company adopted a program for performance-based equity compensation in addition to service-based restricted stock units.
• 50% of 2021 target long-term equity incentive value was granted in performance-based restricted stock units

Target Total Direct Compensation Mix
Chief Executive Officer
2021 Pay Mix at Target

Target Compensation
Target compensation includes base salary, target annual incentive bonus, and the value of long-term equity incentives in 2021 (based on the closing price of common stock on the grant date). 71% of our former Chief Executive Officer’s 2021 target compensation opportunity was “at risk,” as illustrated above.
Compensation Governance Highlights
Our executive compensation and corporate governance programs are designed to closely link pay with operational performance and increases in long-term stockholder value while minimizing excessive risk-taking. To help us accomplish these important objectives, we have adopted the following policies and practices:
✔
Pay for Performance. A significant portion of each executive officer’s pay opportunity is in the form of variable, performance-based short-term and long-term incentive awards, which are earned based on achievement of pre-established performance goals that drive stockholder value. With respect to our long-term incentive program, 50% of each of our executive officer’s target awards are in the form of PRSUs, which are subject to vesting based on our three-year relative TSR compared to the U.S.-based publicly-traded mortgage REITs that are categorized as “Commercial Financing” REITs.

✔	Avoid Excessive Risk-Taking. Our compensation program is designed not to incent excessive risk-taking by participants.
✔
Capped Incentive Awards. We design our incentive awards so that even if performance is above the maximum goal, we will nonetheless pay no more than a pre-set maximum award. In addition, PRSUs will not be earned above the target performance level if our absolute TSR for the performance period is negative.

✔	No Executive Perquisites. Our executive officers participate in the same health and welfare benefit programs as all of our other full-time employees, and do not receive additional executive benefits.
✔	Double Trigger Equity Vesting. Our equity awards generally do not vest solely as a result of the occurrence of a change in control.
✔	No Excise Tax Gross-Ups. None of our Company’s executives are entitled to any excise tax gross-ups.
✔
Robust Stock Ownership Guidelines. Our Chief Executive Officer is required to own common stock with a value equal to at least six times his base salary and our other executive officers are required to own common stock with a value at least three times their respective base salaries.

✔
Holding Period. Until the minimum required stock ownership level is achieved, our executive officers must retain 50% of the net-after-tax profit shares from the vesting of equity compensation awards. See “Stock Ownership Policies.”

✔	No Repricing. Our equity compensation plan prohibits repricing of underwater options or SARs or exchange of underwater options or SARs for other awards or cash, without prior stockholder approval.
✔	No Dividends on Unearned Equity Incentives. We do not pay dividends or dividend equivalents on equity grants made to executive officers.
✔
Policy on Hedging and Margin. Our officers, as well as our directors and employees, are prohibited from engaging in any hedging or monetization transactions or similar arrangements with respect to our securities. Such parties are also prohibited from engaging in any short sales or utilizing a margin account with respect to buying or selling our securities.

✔	Independent Compensation Consultant. Our Committee engages an independent compensation consulting firm, which provides us with no other services.
✔
Annual Say-on-Pay and Stockholder Engagement. We hold say-on-pay advisory votes on the compensation of our named executive officers on an annual basis. The Company and our Board are committed to regularly engaging with our stockholders on our compensation programs.

Compensation Philosophy and Objectives
Our executive compensation program is designed to achieve the following objectives:
•	Attract, retain and reward experienced, highly motivated executives who are capable of leading our Company in executing our corporate strategy.
•	Link compensation earned to achievement of our short-term and long-term financial and strategic goals.
•
Align the interests of management with those of our stockholders by providing a substantial portion of compensation in the form of equity-based incentives and maintaining robust stock ownership requirements.

•	Adhere to high standards of corporate governance.
Our Committee believes strongly in linking compensation to corporate performance. The annual incentive awards are primarily based on corporate performance and, since 2021, a substantial portion of the long-term equity incentive awards for our named executive officers will depend on our corporate performance. Our Committee also recognizes individual performance in making its executive compensation decisions. Our Committee believes this is a well-designed program overall to attract, motivate and retain highly skilled executives whose performance and contributions benefit our Company and our stockholders.
Our Committee does not have a strict policy for allocating a specific portion of compensation to our named executive officers between cash and non-cash or short-term and long-term compensation. Instead, our Committee considers how each component promotes retention and/or motivates performance by the executive. Our Committee believes it utilizes the right blend of cash and equity to provide appropriate incentives for executive officers while aligning their interests with those of our stockholders and encouraging the executive officers’ long-term commitment to our Company.
Role of the Compensation Committee
Our Committee reviews and approves the compensation for our executive officers, reviews our overall compensation structure and philosophy and administers certain of our employee benefit plans and our equity compensation plan, with authority to authorize awards under our incentive plans. In addition, the independent directors of our Board review and approve the compensation of our Chief Executive Officer, but are not required to separately approve equity compensation grants.
Role of Management
Management, under the leadership of our Chief Executive Officer, develops our Company’s strategy and corresponding internal business plans, which our executive compensation program is designed to support. Our Chief Executive Officer also provides our Committee with his evaluation of the performance of, and his recommendations regarding compensation for, his direct reports, including the other named executive officers.
Role of Compensation Consultant
In 2020, our Committee retained AETHOS Consulting Group (“AETHOS”) as its independent compensation consultant to advise the Committee on executive compensation, including the establishment of a peer group to be used for compensation benchmarking and data collection metrics. In late 2021, our Committee retained FW Cook as its independent compensation consultant. In engaging AETHOS and FW Cook, our Committee reviewed and considered factors disclosed by each firm relating to its independence and any potential conflicts. Neither firm provides other services to our Company or its affiliates, nor reported that it had other business or personal relationships with our named executive officers or members of our Committee. After consideration of the various independence factors, the Committee determined that its engagement of AETHOS in 2020 and FW Cook in late 2021 did not raise any conflicts of interest.
Role of Data for Peer Companies
Our Committee reviews compensation practices at peer companies to inform itself and aid it in its decision-making process so it can establish compensation programs that it believes are reasonably competitive. In the summer of 2020, our Committee worked with AETHOS to select a peer group of publicly traded REITs, against which such consultant conducted a competitive analysis of our executive compensation. The criteria for selection include the following factors:
•	The Company would target similarly qualified talent as is available in these REITs if the Company were seeking to fill executive management or Board positions.
•	The REITs were all internally managed.
•
Each REIT was comparably sized to the Company in terms of market capitalization and annual revenue, specifically, market capitalization within a range of $500 million to $1.5 billion (at the time of selection) and generally less than $1 billion in annual revenues.

The peer group selected by our Committee in 2020 was comprised of the following fifteen publicly traded REITs:
Acadia Realty Trust (AKR)	Kite Realty Group Trust (KRG)
Alexander & Baldwin, Inc. (ALEX)	Ladder Capital Corp (LADR)
American Assets Trust, Inc. (AAT)	Macerich Company (MAC)
Arbor Realty Trust Inc. (ABR)	Retail Opportunity Investments Corp (ROIC)
Armada Hoffler Properties, Inc. (AHH)	Summit Hotel Properties, Inc. (INN)
Columbia Property Trust, Inc. (CXP)	Sunstone Hotel Investors, Inc. (SHO)
DiamondRock Hospitality Company (DRH)	Tanger Factory Outlet Centers, Inc. (SKT)
Investors Real Estate Trust (IRET)
Our Committee worked with FW Cook in late 2021 and early 2022 to select an updated peer group of publicly traded REITs, against which such consultant conducted a competitive analysis of our executive compensation program to inform the Committee’s decisions on target pay opportunities and program design for 2022. The updated peer group was selected based on the following criteria (although not all of the peer companies met all criteria):
•	Internally-managed publicly-traded companies, with an emphasis on REITs.
•	Companies that originate loans, in particular for residential or commercial real estate.
•	Companies of reasonably similar size to Broadmark’s $1.25 billion market capitalization market capitalization (at the time of selection).
The updated peer group selected by our Committee in 2022 was comprised of the following 17 publicly traded companies:
Arbor Realty Trust Inc. (ABR)	Main Street Capital Corporation (MAIN)
Bridgewater Bancshares Inc. (BWB)	MFA Financial Inc
BrightSpire Capital Inc. (BRSP)	NETSTREIT Corp. (NTST)
Global Medical REIT Inc. (GMRE)	New York Mortgage Trust Inc (NYMT)
Granite Point Mortgage Trust Inc. (GPMT)	One Liberty Properties, Inc. (OLP)
Guild Holdings Co (GHLD)	Plymouth Industrial REIT, Inc. (PLYM)
Hercules Capital Inc. (HTGC)	Redwood Trust Inc. (RWT)
iStar Inc. (STAR)	Velocity Financial Inc. (VEL)
Ladder Capital Corp (LADR)

Our Committee does not use peer group data as the sole determining factor in setting compensation because each officer’s role and experience is unique. Rather, peer group data was used as a general guideline. Our Committee believes that ultimately the decision as to appropriate compensation for a particular officer should be made based on a full review of that officer’s and our Company’s performance.
Our Compensation Opportunities, Decisions and Outcomes For 2021
Compensation opportunities for each named executive officer consisted of a base salary, an annual bonus opportunity, and long-term equity incentives, each of which is described in more detail below.
Base Salaries for 2021
Based on a review conducted by the independent compensation consultant of executive compensation at the peer group of companies in connection with our Committee’s annual review of executive compensation, the 2020 annual base salaries of the Company’s executive officers were determined to be substantially below market for the Company’s peer group. The difference in compensation with the peer group was in part because, in the case of Mr. Pyatt, his salary was determined at the time of the Business Combination pursuant to his employment agreement. Our Committee had intentionally deferred consideration of adjustments to the base salaries of the other executive officers (except for adjustments made to the salaries of Ms. Koa and Mr. Hirsty in connection with their promotion to executive officer roles in March 2020) until 2021 in order to allow it to evaluate the officers’ performance in their public company roles over the course of 2020 before determining increases in base salaries. The 2021 salary adjustments for Mr. Pyatt, Ms. Koa and Mr. Hirsty were made by our Committee, among other reasons, based on our Committee’s determination that the named executive officers were progressing well in their roles with a public company and to align base salaries more closely with competitive peer group practices. The annual base salary for Mr. Pyatt was also approved by the independent directors of our Board on the recommendation of the Compensation Committee.
In January 2021, our Committee approved the annual base salaries set forth in the table below, effective as of January 1, 2021, for each of the Company’s named executive officers.
Executive Officer	2021 Base Salary
Jeffrey Pyatt	$650,000
David Schneider	$370,000
Nevin Boparai	$365,000
Linda Koa	$345,000
Daniel Hirsty	$300,000
Annual Incentives for 2021
Each executive officer has a target annual incentive opportunity, expressed as a percentage of base salary. For 2021, the target bonus opportunity was 125% of base salary for Mr. Pyatt and 100% of base salary for each other named executive officer.
Our Committee set target bonuses for Mr. Pyatt at a higher percentage of annual base salary than the other named executive officers because of his position as the Company’s Chief Executive Officer and strategic leader, as well as taking into account competitive compensation data of our peer group of companies. Actual annual incentive bonus payments for 2021 could range from 0% to 200% of Mr. Pyatt’s base salary (0% to 160% of target bonus) and from 0% to 150% of the base salary and target bonus for each other named executive officer, based on our Committee’s assessment of annual performance against the objectives established for the year.
Under our 2021 annual cash bonus program for all of the named executive officers, our Committee evaluated performance against objectives established when the program was approved by our Committee in March 2021. These objectives were designed to reward the successful execution of our strategies and fell into two broad categories: corporate performance measures and individual performance measures. For 2021, four corporate performance measures collectively determined 75% of each named executive officer’s earned bonus; the remaining 25% was based on our Committee’s assessment of the officer’s individual performance.

2021 Corporate Performance Goals and Payouts-Weighted 75%
The table below sets forth the corporate-wide goals established by our Committee upon establishment of the 2021 annual bonus program and the payouts approved by our Committee.
2021 Goals
Measure	Weighting	Threshold	Target	Max	2021 Actual	All NEOs Payout (Unweighted % of Target)
Distributable EPS	50%	$0.792	$0.88	$1.012	$0.71	0%
Growth of Loan Portfolio	10%	28.8%	32.0%	36.8%	23.7%	0%
Default Resolution	7.5%	$110.7M	$123.0M	$141.4M	$77.2M	0%
Enhancement of Credit Monitoring Processes	7.5%	Qualitatively Evaluated				100%
Distributable EPS
What does the Distributable EPS component measure?” Distributable EPS (which is an abbreviation for Distributable Earnings per Share) means net income attributable to common stockholders on a per diluted shares basis, adjusted for: (i) impairment recorded on our investments; (ii) unrealized gains or losses on our investments (including provision for credit losses) and warrant liabilities; (iii) new public company transition expenses; (iv) non-capitalized transaction-related and other one-time expenses; (v) non-cash stock-based compensation; (vi) depreciation and amortization including amortization of our intangible assets; and (vii) deferred taxes, which are subject to variability and generally not indicative of future economic performance or representative of current operations. A reconciliation of distributable earnings to net income, the most directly comparable GAAP financial measure, is set forth on Appendix A.
Why is Distributable EPS important? Distributable EPS is the key measure used by management and our Board to track the operating performance of our assets and compare operating results between periods. To qualify as a REIT, we are required to distribute at least 90% of our annual REIT taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable EPS has been one of many factors considered by our Board of Directors in declaring dividends and, while not a direct measure of taxable income, over time, the measure can be considered a useful indicator of our dividends. Distributable EPS is not a measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and excludes certain recurring items, such as unrealized gains and losses (including provision for credit losses) and non-capitalized transaction-related expenses, because they are not considered by management to be part of our primary operations. Such measure does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly entitled measures reported by other companies.
What was the level of achievement of Distributable EPS? Actual Distributable EPS performance for 2021 was $0.71, which was below the threshold performance level, and accordingly no payout was made with respect to this metric.
Growth of Loan Portfolio
What does the Growth of Loan Portfolio component measure? The Growth of Loan Portfolio performance component is measured by the percentage increase of our total loan portfolio as of December 31, 2021 as compared to December 31, 2020. For purposes of this metric, “total loan portfolio” means the total commitment amounts of active loans by the Company, including any commitment amounts of loans that are participated with third-party vehicles managed by the Company. Active loans mean loans that have outstanding commitments or principal balances that have not been repaid or retired, including loans in foreclosure. Total commitments refer to the aggregate sum of outstanding principal balances, construction holdbacks and committed amounts for future draws and interest reserves.
Why is the Growth of Loan Portfolio important? The Committee believes that this is an appropriate metric because growth of our loan portfolio is a direct measurement of the growth and expansion of our business.

What was the level of achievement of the Growth of Loan Portfolio measure? Our total loan portfolio growth for 2021 was 23.7%, which was below the threshold performance level, and accordingly no payout was made with respect to this metric.
Default Resolution
What does the Default Resolution component measure? The Default Resolution performance component is measured by aggregate amounts resolved during the year that were in default status as of the prior fiscal year end. For purposes of this metric, a loan is “resolved” when we have (a) exited the loan, in whole or part, through repayment, refinancing or sale of such loan, (b) brought the loan to current status via a restructuring or partial repayment or (c) recovered the loan’s cost basis through the disposition of a foreclosed property attributable to the loan. The resolution amounts refer to the aggregate sum of outstanding principal balances, construction holdbacks and committed amounts for future draws and interest reserves for loans in default status.
Why is Default Resolution important? The amount of loans in default and the time to resolve loans in default increased significantly as result the COVID-19 pandemic, negatively impacting the Company’s distributable earnings and growth. The Committee believes that the prompt resolution of loans in default is an important measure of the management team’s performance in managing our loan portfolio.
What was the level of achievement of the Default Resolutions? In 2021, we resolved an aggregate of $77.2 million of loans that were in default status as of December 31, 2020, which was below the threshold performance level, and accordingly no payout was made with respect to this metric.
Enhancement of Credit Monitoring Processes
What does the Enhancement of Credit Monitoring Processes performance component measure? The Enhancement of Credit Monitoring Processes metric is a subjective measurement of progress in enhancing our systems and processes to monitor the status and credit quality of our loan portfolio.
Why is the Enhancement of Credit Monitoring Processes important? Our Committee believes that this is an appropriate metric because robust credit monitoring processes can enhance our ability to forecast cash flow, assist our borrowers in addressing issues, and potentially identify emerging trends.
What was the level of achievement of the Enhancement of Credit Monitoring Processes measure? Our Committee determined that the Enhancement of Credit Monitoring Processes goal was achieved at the Target level for all named executive officers, and as a result the bonus was paid at 100% of target for this component for all named executive officers. In determining this achievement, our Committee took into account:
•
Our deployment of portfolio, collateral and pipeline management modules in new credit administration software system, which, among other things, allow for determinations of real time loan-to-values and lender’s basis at the collateral unit level; and

•	Our implementation of enhanced loan pipeline, credit approval, post-closing and reporting processes.
2021 Individual Performance–Weighted 25%
A portion of the 2021 annual incentive was based on an assessment of individual performance. In order to reward individual achievements and contributions, the annual incentive program included, without limitation, a values-based assessment that was qualitative and based upon how each individual executed his or her role in accordance with the Company’s mission, purpose, values and goals. In making the individual determinations, our Committee took into consideration each named executive officer’s individual contributions to our operational and financial performance in 2021, as well as each officer’s accomplishments and performance relative to their pre-established individual objectives for the year. Our Committee considered the factors set forth below in determining the individual performance component of the 2021 bonus earned by each named executive officer.
With respect to Mr. Pyatt: Our Committee determined that Mr. Pyatt earned an individual performance-based bonus for 2021 at the Target level.

In determining Mr. Pyatt’s individual performance-based bonus, our Committee considered his leadership in executing our strategic, financial and operational initiatives, including that Mr. Pyatt:
•	developed the management team and supported them in achieving their objectives;
•	worked in conjunction with our Board to develop, guide and implement a cohesive corporate strategy; and
•	maintained the Company culture during a remote work environment.
With respect to Mr. Schneider: Our Committee determined that Mr. Schneider earned an individual performance-based bonus for 2021 at the Maximum level.
In determining Mr. Schneider’s individual performance-based bonus, our Committee considered factors including that Mr. Schneider:
•	enhanced the Company’s cash management processes with the existing credit facility;
•	developed management’s position on debt, and executed the Company’s inaugural debt issuance;
•	enriched relationships with and messaging to analysts and investors through improved earnings scripts, investor presentations and Q&A;
•	expanded the Company’s forecasting and financial modeling capabilities;
•	improved the Company’s financial reporting framework and reduced the timeline for the financial statement close process; and
•	fostered the continued maturation of an efficient and scalable Finance department.
With respect to Mr. Boparai: Our Committee determined that Mr. Boparai earned an individual performance-based bonus for 2021 at the Maximum level.
In determining Mr. Boparai’s individual performance-based bonus, our Committee considered factors including that Mr. Boparai:
•	worked with the Chief Financial Officer to develop multiple sources of capital and increase liquidity;
•	structured and negotiated the terms of the Company’s revolving credit facility, ATM program and inaugural debt issuance;
•	strengthened the Company’s risk management procedures by establishing an enterprise risk management framework and improving Company policies such as the employee handbook;
•	created efficiencies in the use of outside legal counsel, including streamlining legal review of SEC filings and governance items;
•	guided successful outcomes for litigation matters;
•	developed relationships with potential debt investors and engaged in outreach with governance groups at large investors; and
•	enhanced the Company’s external messaging, including ESG visibility and disclosure.
With respect to Ms. Koa: Our Committee determined that Ms. Koa earned an individual performance-based bonus for 2021 at the Above Target level.
In determining Ms. Koa’s individual performance-based bonus, our Committee considered factors including that Ms. Koa:
•	developed the Company’s corporate cybersecurity policies, procedures, and established the Company’s stance on cybersecurity;
•	rolled out incident management and business continuity plans and procedures;
•	implemented additional operational risk controls for the Company, such as anti-money laundering reviews and operations and credit risk exceptions process;
•	wound down Private Capital Markets department and worked on exploration of an alternative for private fund;

•	co-led implementation of loan and credit monitoring system;
•	led office remodel and expansion project; and
•	led state expansion plans.
With respect to Mr. Hirsty: Our Committee determined that Mr. Hirsty earned an individual performance-based bonus for 2021 at the Maximum level.
In determining Mr. Hirsty’s individual performance-based bonus, our Committee considered factors that included that Mr. Hirsty:
•	reviewed and approved $1 billion in loan originations;
•	implemented rules-based credit scoring and pricing models and standardized underwriting across all regions for the Company;
•	ensured that the Company originated loans within its credit parameters and led the Company’s loan review;
•	co-led implementation of loan and credit monitoring system;
•	led the disposition of approximately $100M in non-performing loans; and
•	grew and developed a collaborative credit team, fostering professional growth and excellence in credit management.
2021 Performance Bonus Earned (Corporate Performance - 75% Weighting, Individual Performance – 25% Weighting)
The following table illustrates (a) the unweighted percent-of-target payouts on each measure of the Corporate Performance component, (b) the unweighted percent-of-target payout for each executive’s Individual Performance component, and (c) the resulting weighted average total earned bonus as a percent of each executive’s target bonus opportunity:
	Corporate Performance Component				Individual Performance	Total Earned Bonus as Percent of Target
	Distributable Earnings	Growth of Loan Portfolio	Default Resolution	Implementation of Credit Monitoring Process
Weighting	50%	10%	7.5%	7.5%	25%
Name
Mr. Pyatt	0%	0%	0%	100%	125%	32.5%
Mr. Schneider	0%	0%	0%	100%	150%	45.0%
Mr. Boparai	0%	0%	0%	100%	150%	45.0%
Ms. Koa	0%	0%	0%	100%	125%	38.8%
Mr. Hirsty	0%	0%	0%	100%	150%	45.0%
Long-Term Equity Incentives for 2021
Our long-term equity incentive program is an important means to align the interests of our executive officers and our stockholders, to encourage our executive officers to adopt a longer-term perspective and to reward them for creating stockholder value.
In March 2021, our Committee approved long-term equity incentives for the named executive officers. In contrast to the 2020 long-term equity incentive program, which provided solely for service-based equity awards, the 2021 long-term equity incentive program contained a significant performance-based component, which our Committee designed with the assistance of its independent compensation consultant. Our Committee believes that performance-based equity awards tied to stockholder return metrics serve to closely align executive compensation with shareholder interests.
Our 2021 long-term equity incentive awards reflect a long-term equity incentive program designed over the course of 2020 with the assistance of AETHOS. In the summer of 2020, our Committee established target equity incentive award values with the assistance of AETHOS, based on a percentage of each named executive officer’s 2020 base salary. Our Committee determined that 50% of such target value would be granted as restricted stock units that are earned based on the achievement of performance objectives (the “PRSUs”), and the other 50% would be subject to vesting based solely on continued employment (“RSUs”). The number of target PRSUs and RSUs was determined by dividing the target grant value by the closing price per share of common stock on the grant date. Our Committee added the performance-based feature in the 2021 long-term equity incentive program because it wanted to more closely tie each officer’s awards to shareholder value and to increase the amount of compensation subject to performance requirements. In addition, with the assistance of its independent compensation consultant, our Committee reviewed peer group data relating to the allocation of long-term equity incentive awards between performance-based and service-based awards in arriving at the allocation for 2021 between the two types of awards. No dividend equivalents are payable with respect to the RSUs or PRSUs granted in 2021. The number and dollar value of the RSUs and PRSUs granted to the named executive officers in 2021 are set forth in the table below.
	RSUs			PRSUs at Target
Name	Est. Dollar Value	% of 2020 Base Salary	Number of Units	Target Dollar Value	% of 2020 Base Salary	Number of Units
Mr. Pyatt	$400,000	100%	38,835	$400,000	100%	38,835
Mr. Schneider	$262,500	75%	25,486	$262,500	75%	25,486
Mr. Boparai	$262,500	75%	25,486	$262,500	75%	25,486
Ms. Koa	$168,750	75%	16,384	$168,750	75%	16,384
Mr. Hirsty	$80,000	40%	7,767	$80,000	40%	7,767
Service-Based RSUs. In general, the RSUs vest one-third per year of service from the date of grant (except for new hires) to promote retention and further alignment of our officers’ interests with those of our stockholders. RSUs are payable in common stock as soon as administratively feasible following vesting. The RSU agreements provide for accelerated vesting if the officer dies or becomes disabled while employed by us or if in connection with or within 24 months following a “Change in Control” the officer’s employment is terminated by the Company without “cause” (defined in “Executive Officer Termination Benefits” below). In addition, pursuant to the terms of the 2019 Stock Incentive Plan, if a Change in Control (as defined in the 2019 Stock Incentive Plan) occurs and the acquiring or surviving company does not assume the RSUs, then the RSUs will become fully vested. RSUs awarded in 2021 and later also provide for accelerated vesting if the officer resigns for “good reason” (defined in “Executive Officer Termination Benefits” below) within 30 days before or 24 months following a Change in Control.
Performance-Based RSUs. The PRSUs granted in 2021 are generally earned at the end of the three fiscal year period ending December 31, 2023 based on the Company’s level of achievement of total stockholder return (“TSR”) relative to the TSR (“Relative TSR”) of the member companies of the FTSE NAREIT Mortgage REITs Index (FNMR) that are categorized as “Commercial Financing” REITs for the three-year performance period. TSR means the change in a company’s stock price over the performance period, as adjusted for reinvested dividends. A variable number of shares of common stock will be earned based on the level of achievement of the Relative TSR goals, with 50% of the PRSUs being earned if Relative TSR is achieved at the threshold performance level (25th percentile of the Commercial Financing REIT group), 100% of the PRSUs being earned if Relative TSR is achieved at the target performance level (50th percentile of the Commercial Financing REIT group) and 150% of the PRSUs being earned if Relative TSR is achieved at or above the maximum performance level (75th percentile of the Commercial Financing REIT group). If Relative TSR falls between the threshold, target and maximum performance levels, the number of PRSUs earned will be determined by linear interpolation. If relative TSR is below the threshold performance level, no PRSUs will be earned. Notwithstanding the foregoing, PRSUs will not be earned above the target performance level if the Company’s absolute TSR for the performance period is negative.
The number of PRSUs so earned will normally vest and be paid promptly following the end of the three-year performance period, subject to continued service through the end of the three-year performance period with exceptions for death, disability and termination by the Company without cause or resignation by the officer for good reason within 30 days prior to or following a Change in Control. In the event of a Change in Control, if the acquiring or surviving company in a Change in Control does not assume the PRSUs, the number of earned PRSUs will be determined based on Relative TSR as of the date of the Change in Control and paid out immediately following the date of the Change in Control. For additional information regarding the vesting of PRSUs following a Change in Control, see “Executive Officer Termination Benefits” below.

Health and Welfare Benefits
Our named executive officers participate in the same health and welfare benefit programs as all other full-time employees, including life, medical and disability insurance, as well as the right to participate in a 401(k) Plan with an annual employer matching contribution. We do not maintain any nonqualified pension plans or deferred compensation plans.
Separation Benefits
Pursuant to their employment agreements, we have agreed to pay certain benefits to our named executive officers to the extent that their employment is terminated under certain circumstances. Please see “Executive Officer Termination Benefits” below for additional information. We provide these benefits to be competitive with typical market practice and to ensure executives’ continued focus and engagement in the event of certain potential transactions that benefit shareholders but may result in termination of the executive’s employment.
Our Compensation Opportunities for 2022
Base Salaries for 2022
In January 2022, our Committee approved the annual base salaries set forth in the table below, effective as of January 1, 2022, for each of the Company’s named executive officers. Based on a review conducted by the independent compensation consultant of executive compensation at the updated peer group of companies in connection with our Committee’s annual review of executive compensation in early 2022, the 2022 base salaries were adjusted to align base salaries more closely with market-competitive salary levels, and to reflect each executive’s unique role, level of experience, and expected future contribution to the team. The annual base salary for Mr. Ward was determined to align closely to the median of the peer group and to account for Mr. Ward’s significant commercial real estate industry and executive leadership experience. The annual base salary for Mr. Ward was also approved by the independent directors of our Board on the recommendation of the Compensation Committee.
The table below sets forth the executive officers’ new 2022 base salaries.
Executive Officer	2022 Base Salary
Brian Ward	$650,000
David Schneider	$407,000
Nevin Boparai	$401,500
Linda Koa	$361,000
Daniel Hirsty	$314,000
Annual Incentives for 2022
For 2022 performance, our Committee established a cash bonus program for the named executive officers pursuant to the Annual Bonus Plan that is similar to the Company’s cash bonus program for 2021, with a distributable earnings per share metric weighted at 50% for the annual bonus opportunity, and other pre-established strategic goals, which collectively have a 50% weighting for the annual bonus opportunity.
Long-Term Equity Incentives for 2022
In March 2022, our Committee approved long-term equity incentives for the named executive officers. Similar to the 2021 long-term equity incentive program, 50% of each named executive officer’s 2022 long-term equity incentives are PRSUs that can be earned at the end of the three fiscal year period ending December 31, 2024 based on the Company’s level of achievement of Relative TSR performance goals (as compared to member companies of the “Commercial Financing” REITs for the three-year performance period) and the other 50% are RSUs that are subject to three-year ratable vesting, with one-third of the RSUs vesting each year, subject to continued service on each vesting date. The terms and conditions of the PRSUs and RSUs are similar to the PRSUs and RSUs granted in 2021, as described in further detail above.
Stock Ownership Policies
Our Board believes that our directors and named executive officers should have a meaningful investment in our common stock in order to more closely align their interests with those of our stockholders. Accordingly, our Board has established stock ownership policies for executives and non-employee directors.

Executive and Non-Employee Director Stock Ownership Requirements
Executive officers are required to own Company common stock with a value equal to at least the following multiples of their respective base salaries by the end of the fifth year after appointment to the applicable officer position:
Position	Ownership Requirement as Multiple of Base Salary
Chief Executive Officer	6x
Other Named Executive Officers	3x
Non-employee directors are required to own common stock with a value equal to at least five times the annual cash retainer for Board service by the end of the fifth year after initial election or appointment.
Until the required ownership level is achieved, executive officers must retain at least 50% of net-after-tax profit shares from equity compensation awards. Net-after-tax profit shares are shares from vesting of equity grants and/or shares received upon exercise of stock options, net of shares tendered or withheld for payment of the exercise price and net of taxes. This retention requirement will also apply if an executive or non-employee director becomes non-compliant due to a reduction in stock price.
Our stock ownership policies also set forth the forms of equity interests in our Company which count toward stock ownership, and specifically exclude pledged securities from counting. Shares that count toward ownership include shares owned directly or indirectly by the executive or immediate family members residing in the same household as well as RSUs that are earned solely by continued service. Unearned PRSUs and unexercised stock options (which we have not granted) do not count toward ownership. As of April 13, 2022, none of our executive officers or directors had pledged shares of our common stock. Our policies further provide that a non-management director who is prohibited by law or by the regulations of his or her employer from having an ownership interest in our Company’s securities shall be exempt. The full stock ownership policies are set forth in our Corporate Governance Guidelines, which are posted on our website.
Policy on Hedging and Margin
Our insider trading policy prohibits our directors, officers and employees from engaging in any hedging or monetization transactions or similar arrangements with respect to our securities. Such parties are also prohibited from engaging in any short sales, utilizing a margin account with respect to buying or selling our securities or trading in exchange-traded options or other derivative securities with respect to our securities.
Tax Matters
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers in excess of $1 million, subject to certain limited exceptions.
While we are aware of the impact of Section 162(m) of the Code (“Section 162(m)”) on our compensation arrangements, our Committee believes that stockholder interests are best served if we retain maximum flexibility to design executive compensation programs that meet stated business objectives. Further, our Committee believes that it is not practicable to consider implementing a $1 million annual compensation limit per executive officer, given the Company’s business need to pay our officers competitive levels of compensation. In addition, we believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern our Committee’s compensation policy and practices.
Section 409A of the Code imposes additional significant taxes on an executive officer, director or service provider in the event that the individual receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. In addition to traditional nonqualified deferred compensation plans, Section 409A of the Code applies to certain severance arrangements, bonus arrangements and equity awards. We structure all our nonqualified deferred compensation plans, severance arrangements, bonus arrangements and equity awards in a manner intended either to avoid the application of Section 409A of the Code or to comply with the applicable requirements of Section 409A of the Code.
Risks Associated with Compensation
We do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company. Our Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume excessive risks.
Our Committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking. Our Committee concluded that the following risk oversight and compensation design features guard against excessive risk-taking:
•	The Company adheres to effective processes for developing strategic and annual operating plans and approval of portfolio investments;
•	We provide base salaries generally consistent with each named executive officer’s responsibilities that are not “at risk”;
•
The determination of incentive awards is based on a review of financial and non-financial performance indicators as well as, in the case of the annual cash bonus, a meaningful qualitative assessment of personal performance;

•	The design of our long-term compensation program that began in 2021 rewards named executive officers for driving growth for stockholders over three-year performance periods;
•	Payouts under our incentive plans are capped, in the case of the annual cash bonus as a percentage of target dollar value, and in the case of our PRSUs as a number of shares;
•	The vesting periods for equity compensation awards provides greater incentive to create and preserve long-term stockholder value, as well as encourages retention;
•	Executives are subject to minimum stock ownership guidelines that further encourages preservation of long-term stockholder value; and
•	The mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage balanced strategies and actions that are in the Company’s long-term best interests.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and this Proxy Statement for our 2022 Annual Meeting of Stockholders.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Stephen G. Haggerty (Chairman)
Daniel J. Hirsch
David A. Karp

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding the compensation paid to our former Chief Executive Officer, Chief Financial Officer and our other three executive officers for the years indicated.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Jeffrey Pyatt, President and Chief Executive Officer(3)	2021	650,000	—	664,467	264,063	18,038	1,596,568
	2020	400,000	—	403,753	334,375	19,500	1,157,628
	2019	50,000	—	1,060,290	—	6,928,781(4)	8,039,071
David Schneider, Chief Financial Officer	2021	370,000	—	436,065	166,500	2,100	974,665
	2020	350,000	—	902,813	255,938	1,500	1,510,251
	2019	21,875	150,000	—	—	—	171,875
Nevin Boparai, Chief Legal Officer	2021	365,000	—	436,065	164,250	14,580	979,895
	2020	109,973	223,544	448,628	—	2,975	785,120
Linda Koa, Chief Operating Officer	2021	345,000	—	280,330	133,688	15,600	774,618
	2020	225,000	8,588	—	164,531	8,888	407,007
Daniel Hirsty, Chief Credit Officer	2021	300,000	—	132,893	135,000	15,113	583,006
	2020	200,000	7,379	—	133,750	8,706	349,835
(1)	The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718 of equity awards granted under our Amended and Restated 2019 Stock Incentive Plan.
(2)
The 2021 amounts represent employer contributions to the named executive officers’ health savings account, monthly mobile device fee reimbursement and, other than with respect to Mr. Schneider, annual employer matching contributions to the named executive officers’ simple IRA account.

(3)	Mr. Pyatt resigned as President and Chief Executive Officer effective March 1, 2022.
(4)
Prior to completion of the Business Combination that resulted in the commencement of trading in shares of our common stock on the NYSE on November 15, 2019, Mr. Pyatt was compensated for his service to the Predecessor Management Companies (which were the external managers of the Predecessor Companies) through distributions by such entities. The distributions were paid pro-rata based upon his beneficial ownership of equity in each of the Predecessor Management Companies. This method of compensation was terminated effective on the date of the Business Combination. Accordingly, compensation reported for 2019 reflects returns on equity ownership and may not be comparable to compensation for the years ended December 31, 2020 and 2021.

Grants of Plan-Based Awards
The following table provides additional information relating to grants of plan-based awards made to our named executive officers during 2021:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Pyatt	3/24/2021							38,835	346,020
	3/24/2021				19,418	38,835	58,253		318,447
	3/24/2021	406,250	812,500	1,300,000
David Schneider	3/24/2021							25,486	227,080
	3/24/2021				12,743	25,486	38,229		208,985
	3/24/2021	185,000	370,000	555,000
Nevin Boparai	3/24/2021							25,486	227,080
	3/24/2021				12,743	25,486	38,229		208,895
	3/24/2021	182,500	365,000	547,500
Linda Koa	3/24/2021							16,384	145,981
	3/24/2021				8,192	16,384	24,576		134,349
	3/24/2021	172,500	345,000	517,500
Daniel Hirsty	3/24/2021							7,767	69,204
	3/24/2021				3,884	7,767	11,651		63,689
	3/24/2021	150,000	300,000	450,000
(1)
The amounts shown represent each named executive officer’s threshold, target and maximum annual incentive opportunities for performance in 2021. These opportunities were approved by our Compensation Committee in March 2021. The actual amount of each named executive officer’s award is based on the achievement of certain performance goals as discussed in our Compensation Discussion and Analysis. The annual cash incentive awards earned by our named executive officers for performance in 2021 were paid during the first quarter of 2022.

(2)	The amounts in this column reflect the service-based restricted stock awards granted in 2021.
(3)
The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted under our Amended and Restated 2019 Stock Incentive Plan as currently in effect. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating grant date fair value.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information regarding equity-based awards granted to our named executive officers that were outstanding at December 31, 2021.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jeffrey Pyatt	29,238(2)	275,714
	27,776(3)	261,928
	38,835(4)	366,214
			19,418(5)	183,112

David Schneider	20,832(3)	196,446
	16,000(6)	150,888
	25,486(4)	240,333
			12,743(5)	120,166

Nevin Boparai	30,664(7)	288,973
	25,486(4)	240,333
			12,743(5)	120,166

Linda Koa	16,384(4)	154,501
			8,192(5)	77,251

Daniel Hirsty	7,767(4)	73,243
			3,884(5)	36,626
(1)	The value is based upon the closing price on the Company’s common stock on the New York Stock Exchange on December 31, 2021 of $9.43.
(2)	These RSUs vest in equal monthly installments such that the RSUs will be fully vested on November 14, 2022.
(3)	These RSUs vest in two equal annual installments commencing August 6, 2022.
(4)	These RSUs vest in three equal annual installments commencing January 14, 2022.
(5)	These PRSUs represent the threshold amount of this performance award, and vest based on Relative TSR performance for the three-year performance period ending December 31, 2023.
(6)	These RSUs vest in full on December 9, 2022.
(7)	These RSUs vest in two equal annual installments commencing September 8, 2022.
Stock Vested
The table below summarizes each vesting of Restricted Stock during 2021 for each of the named executive officers.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Pyatt	45,790	476,969
David Schneider	26,418	262,167
Nevin Boparai	15,322	158,123
Linda Koa	—	—
Daniel Hirsty	—	—

Executive Officer Termination Benefits
We are parties to employment agreements with each of our executive officers. The employment agreements provide for certain termination benefits in the event that the employment of our executives is terminated by us without “cause,” by the executive for “good reason,” or if the termination of employment is due to death or disability of the executive officer during his or her employment. Our outstanding RSUs and PRSUs also provide for acceleration upon the termination of our executive officers’ employment under certain circumstances. These benefits are described below.
We were also a party to an employment agreement with Jeffrey Pyatt, our former Chief Executive Officer, prior to his resignation from such position. Mr. Pyatt’s employment agreement was consistent with the agreements of the other executive officers, except as otherwise noted below.
Termination of Employment without Cause or for Good Reason
Pursuant to each executive officer’s employment agreement, the executive officer is entitled to receive such officer’s base salary and Company group healthcare premiums as severance pay if we terminate the executive officer’s employment without “cause,” or the executive officer resigns for “good reason.”
“Cause” is defined in the employment agreement to include certain actions by the executive officer including: (i) fraud, theft, intentional dishonesty, or breach of fiduciary duty with respect to the Company or subsidiary, (ii) gross negligence or willful misconduct in the performance of duties, (iii) failure to follow a reasonable directive of the Board or officer to whom the person reports, (iv) material breach of the employment agreement, including violations of non-disclosure, non-compete and non-solicit provisions or (v) conviction or indictment with respect to any felony or any crime involving an act of moral turpitude, or pleading guilty, no contest or nolo contendere with respect to any such crime.
“Good reason” is defined in the employment agreement to include events with respect to an executive officer such as (i) a material diminution in the individual’s duties or title, (ii) a material breach by the Company of the employment agreement, (iii) a relocation of the executive officer’s place of employment more than a certain specified distance without his or her consent, (iv) a reduction in target annual bonus or (v) reduction in annual salary except as part of an across the board reduction for senior executives.
In the event that we terminate an executive officer’s employment without cause, or the officer resigns employment for good reason, then contingent upon the execution of a full release of claims, the executive officer will be entitled to receive such executive officer’s base salary in regular installments in accordance with the Company’s general payroll practice, and Company group healthcare premiums, paid on a monthly basis, for the following periods:
Name	Number of Months
Brian Ward	12
David Schneider	12
Nevin Boparai	12
Linda Koa	6
Daniel Hirsty	6
Mr. Pyatt’s former employment agreement provided that he would receive the above benefits for a 24 month period.
Termination of Employment due to Death or Disability
In the event that an executive officer’s employment terminates as a result of death or disability, such officer and his or her family, in the event of termination due to disability, or the family, in the event of termination due to death, will be entitled to receive Company group healthcare premiums, paid on a monthly basis for a period of twelve months for Messrs. Ward, Schneider and Boparai, and formerly Mr. Pyatt, and six months for Ms. Koa and Mr. Hirsty. Additionally, if employment is terminated due to death or disability, then any unvested service based RSUs issued to such executive officer will fully vest as of the date of such termination, and PRSUs will vest on a pro-rated basis based upon performance during the full three year performance period, and will be paid at the same time as other holder of the applicable PRSUs.
Termination in Connection with or Following a Change in Control
In the event that an executive officer’s employment is terminated without cause in connection with, or within 30 days before, or during the 24 month period following, a “Change in Control” of the Company (the “Change of Control

Period”), then, in addition to the benefits that the executive officer would otherwise be entitled to with respect to a without cause termination described above, the executive officer’s service based unvested RSUs will also fully vest as of the date of such termination, and in the case of termination by the executive officer for good reason during the Change of Control Period, unvested service based RSUs granted in 2021 and later will fully vest as of the date of such termination.
With respect to outstanding PRSUs, the applicable performance period ends upon the date of the Change in Control. If the acquiring company assumes the PRSUs, then the awards become subject to service based vesting through the end of the original three year performance period for executive officers employed by the Company on the date of the change of control, subject to acceleration if termination occurs due to death or disability, termination of the executive without cause, or termination by the executive for good reason prior to the end of the three year performance period. If the acquiring company does not assume the PRSUs, then provided the executive is either employed by the acquiror, or the executive’s employment is terminated by the Company without cause, or terminated by the executive for good reason, in either case, within 30 days prior to the date of the Change in Control, the PRSUs will be paid out within 10 days of the Change in Control.
Post-Employment Restrictive Covenants
During the period of employment and for a specified period equivalent to the severance period thereafter (regardless of whether severance is payable), the executive officer is obligated not to provide services or products that are competitive with the Company’s business or to solicit the Company’s customers. In addition, during the period of employment and for a specified period equivalent to the severance period thereafter (other than pursuant to Mr. Hirsty’s employment agreement, which provides for a 12 month period, and Mr. Pyatt’s former employment agreement, pursuant to which, the period was 12 months), the executive officer agrees not to solicit the Company’s employees. Notwithstanding the foregoing, Mr. Boparai’s employment agreement provides that he is not subject to the non-competition and non-solicitation provisions to the extent that is prohibited by any bar rules applicable to him as a lawyer.
Mr. Pyatt’s Continuing Compensation as Chairman
In connection with Mr. Pyatt’s resignation as Chief Executive Officer, and continuing service as our Chairman, he entered into a letter agreement that sets forth the compensation he will receive for serving as Chairman. For a description of the letter agreement, please see “Corporate Governance and Board Matters-Outside Director Compensation-Pyatt Letter Agreement and Equity Award.” As Mr. Pyatt has continued to serve as our Chairman following his resignation as our Chief Executive Officer, the RSU and PRSU awards he previously received have continued in accordance with their terms, and not been forfeited.

Quantification of Termination Benefits
The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of termination of employment under the circumstances indicated. The amounts shown are estimates of the amounts that would be paid to the named executive officers assuming the applicable termination and/or change in control occurred on December 31, 2021. The actual amounts may be determined only if and when the named executive officer’s employment is terminated and/or the change in control occurs. Receipt of benefits upon termination is subject to the execution of a general release of claims by the named executive officer. Although our employment and severance agreements with our current named executive officers contain certain restrictive covenants, including non-competition and non-solicitation provisions, no specific value to the company has been ascribed to these covenants in the table.
Name	Cash Severance $	Health Plan Payments $	Equity Award(2) $	Total $
Jeffrey Pyatt(1)
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason	1,300,000	31,324	—	1,331,324
Resignation without Good Reason	—	—	—	—
Retirement	—	—	—	—
Death or Disability	—	15,662	964,893	980,555
Change in Control/Termination without Cause	1,300,000	31,324	1,086,968	2,148,292
Change in Control/Termination for Good Reason	1,300,000	31,324	549,326	1,880,650
David Schneider
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason	370,000	23,567	—	393,567
Resignation without Good Reason	—	—	—	—
Retirement	—	—	—	—
Death or Disability	—	23,567	627,714	651,281
Change in Control/Termination without Cause	370,000	23,567	707,825	1,101,392
Change in Control/Termination for Good Reason	370,000	23,567	360,499	754,066
Nevin Boparai
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason	365,000	27,520	—	392,520
Resignation without Good Reason	—	—	—	—
Retirement	—	—	—	—
Death or Disability	—	27,520	569,361	596,881
Change in Control/Termination without Cause	365,000	27,520	649,472	1,041,992
Change in Control/Termination for Good Reason	365,000	27,520	360,499	753,019
Linda Koa
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason	172,500	9,807	—	182,307
Resignation without Good Reason	—	—	—	—
Retirement	—	—	—	—
Death or Disability	—	9,807	180,251	190,058
Change in Control/Termination without Cause	172,500	9,807	231,752	414,059
Change in Control/Termination for Good Reason	172,500	9,807	231,752	414,059

Name	Cash Severance $	Health Plan Payments $	Equity Award(2) $	Total $
Daniel Hirsty
Termination with Cause	—	—	—	—
Termination without Cause or for Good Reason	150,000	7,831	—	157,831
Resignation without Good Reason	—	—	—	—
Retirement	—	—	—	—
Death or Disability	—	7,831	85,452	93,283
Change in Control/Termination without Cause	150,000	7,831	109,869	267,700
Change in Control/Termination for Good Reason	150,000	7,831	109,869	267,700
(1)	Mr. Pyatt resigned as Chief Executive Officer as of March 1, 2022. See “Pyatt Letter Agreement and Equity Award” above.
(2)
For purposes of determining the value of PRSUs, the number of shares earned assumes achievement of the threshold amount of the award as of the date of the Change in Control, and that the acquiring company does not assume the PRSU awards. If the acquiring company assumed the PRSU awards, then the number of shares of common stock to be awarded pursuant to the PRSU would still be determined as of the date of the Change in Control, but would be subject to service based vesting through the end of the original three year performance period (subject to acceleration in the event of a termination without cause, a good reason termination by the executive, or the executive’s termination by reason of death or disability).

Chief Executive Officer Pay Ratio Disclosure
We are required by SEC rules to disclose the ratio of the total 2021 compensation of Jeffrey B. Pyatt, our Chief Executive Officer during 2021, to the total compensation for 2021 of our median employee. We selected our median employee based on our December 31, 2021 employee base. We identified our median employee based on compensation reported on Form W-2 for our 2021 employees other than Mr. Pyatt. We annualized the compensation reported on Form W-2 for employees who joined the Company during 2021. Mr. Pyatt’s total compensation for 2021 as reported in the Summary Compensation Table above was $1,596,568 and the median employee’s total compensation for 2021 calculated on the same basis was $111,231. The ratio of Mr. Pyatt’s total compensation to the total compensation of the median employee for 2021 is 14 to 1.
Equity Compensation Plan Information
The following table summarizes information about the Company’s equity compensation plans as of December 31, 2021.
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	655,254	—(1)	3,644,068
Equity compensation plans not approved by shareholders	—	—	—
Total	655,254	—	3,644,068
(1)	No exercise price is payable with respect to the outstanding RSUs, which are the only outstanding equity awards.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee of our Board are Messrs. Haggerty, Hirsch and Karp, with Mr. Haggerty serving as chairman, each of whom is an independent director. None of our executive officers serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL 3: NONBINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR COMPANY’S NAMED EXECUTIVE OFFICERS
We are submitting to our stockholders a non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules.
As described more fully under the Compensation Discussion and Analysis section appearing earlier in this Proxy Statement, our executive compensation program is designed to achieve certain key objectives, including:
•	to attract, retain and reward experienced, highly motivated executives who are capable of leading our Company in executing our corporate strategy;
•	to link compensation earned to achievement of our short-term and long-term financial and strategic goals;
•
to align the interests of management with those of our stockholders by providing a substantial portion of compensation in the form of equity-based incentives and maintain robust stock ownership requirements; and

•	to adhere to high standards of corporate governance.
We urge our stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in more detail how our executive compensation policies and practices are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative discussion that accompanies the compensation tables which provide detailed information on the compensation of our named executive officers. Our Compensation Committee and our Board believe that the policies and procedures described in the Compensation Discussion and Analysis have enabled our Company to attract, motivate and retain highly skilled executives whose performance and contributions have contributed to our Company’s success.
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Board requests your non-binding advisory vote in favor of the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table, the accompanying compensation tables and the related narrative disclosure.”
The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting with respect to the matter is necessary for the approval on a non-binding advisory basis of the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote. Although the results of the stockholder vote on this proposal are non-binding, our Board values continuing and constructive feedback from our stockholders on compensation. Our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL ON A NON-BINDING ADVISORY BASIS OF OUR EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 13, 2022 by:
•	each of the Company’s directors and director nominees;
•	each of the Company’s named executive officers;
•	all of the Company’s directors, director nominees and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of outstanding shares of our common stock.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable within 60 days. Common stock issuable upon RSU awards vesting within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.
The beneficial ownership of our common stock is based on 132,793,442 shares of our common stock issued and outstanding as of April 13, 2022.
Name of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Class
Jeffrey Pyatt(2)	2,581,307	1.9%
Brian Ward	—	*
Stephen G. Haggerty(3)	846,435	*
Daniel J. Hirsch(4)	193,741	*
Norma J. Lawrence(5)	26,177	*
Kevin M. Luebbers(6)	123,741	*
David A. Karp(7)	26,177	*
Pinkie D. Mayfield	—	*
Joseph L. Schocken(8)	1,744,204	1.3%
David Schneider	37,243	*
Nevin Boparai	16,388	*
Linda Koa	47,774	*
Daniel Hirsty	5,471	*
All current directors and executive officers as a group (11 individuals)(9)	3,904,454	2.9%
Greater than 5% Stockholders:

BlackRock, Inc.(10)	11,744,534	8.8%
Vanguard Group Inc.(11)	11,670,345	8.8%
Multi-Sector Credit, LLC(12)	8,090,231	6.1%
*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101.
(2)
Includes 13,337 shares held jointly by Mr. Pyatt and his wife, and 2,487,623 shares held by Pyatt Lending Company, LLC. Mr. Pyatt and his spouse are the beneficial owners of the shares held by Pyatt Lending Company, LLC as they share voting and dispositive power over such shares. Also includes 5,316 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022.

(3)
The reported amount includes 8,227 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022, 209,521 shares of common stock issuable upon the exercise of warrants to acquire one share of common stock at an exercise price of $11.50 per share (the “Company Private Placement Warrants”) and 5,654 shares of common stock owned by Mr. Haggerty’s children.

(4)
The reported amount includes 8,227 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022, and 259 shares of common stock issuable upon the exercise of Company Private Placement Warrants.

(5)	The reported amount includes 8,227 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022.
(6)
The reported amount includes 8,227 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022, and 259 shares of common stock issuable upon the exercise of Company Private Placement Warrants.

(7)	The reported amount includes 8,227 shares of common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022.

(8)
Includes 90,358 shares held directly by Mr. Schocken, 189,039 shares held by Tranceka, LLC, 191,706 shares held by Tranceka Capital LLC and 1,273,101 shares held by Tranceka Holdings, LLC. Mr. Schocken is the beneficial owner of the shares held by Tranceka, LLC, Tranceka Capital, LLC and Tranceka Holdings, LLC as he holds voting and dispositive power over such shares.

(9)
The reported amount includes 46,451 shares of our common stock to be issued upon the vesting of RSUs within 60 days of April 13, 2022, and 210,039 shares of common stock issuable upon the exercise of Company Private Placement Warrants. The reported amount does not include the shares of our common stock owned by our honorary Chairman Emeritus, Joseph L. Schocken.

(10)
Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 3, 2022 by BlackRock, Inc. BlackRock, Inc. reported sole voting power over 11,510,375 shares of common stock and sole dispositive power over 11,744,534 shares of common stock. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055.

(11)
Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2022 by Vanguard Group Inc. (“Vanguard Group”). Vanguard Group reported aggregate beneficial ownership of 11,670,345 shares of common stock, with shared voting power over 104,278 shares of common stock, sole dispositive power over 11,468,276 shares of common stock, and shared dispositive power over 202,069 shares. Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(12)
Based solely on information reported in a Schedule 13G filed with the SEC on November 22, 2019, Multi-Sector Credit, LLC and SCS Capital Management, LLC share voting power and dispositive power over 8,090,231 shares of common stock. The address of Multi-Sector Credit, LLC and SCS Capital Management, LLC is 888 Bolston Street, Suite 1010 Boston, MA 02199.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
Our Board adopted a written related party transaction policy that provides that all related party transactions shall be subject to review by the disinterested members of our Audit Committee. Pursuant to the related party transaction policy, a related party transaction includes any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which, (1) an executive officer, director, director nominee, beneficial owner of greater than 5% of the Company’s outstanding shares of common stock, par value $0.001 per share, or their respective immediate family members (each a “Related Person”) has a direct or indirect material interest, (2) the aggregate amount involved will or may be expected to exceed $100,000, and (3) the Company or one of its subsidiaries was or is to be a participant. The policy generally requires a Related Person to report any transactions or arrangements that could be related party transactions in advance to the Company’s Chief Financial Officer or other designee. If it is determined that the transaction or arrangement could be a related party transaction, the transaction or arrangement must be presented to our Audit Committee for review and approval, disapproval or ratification. In connection with its review of a related party transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.
Related Party Transactions
In the past, Tranceka Capital assisted a limited number of borrowers with development transactions that required a greater amount of project financing than the applicable Predecessor Company had available to lend, or where the loan amount would have exceeded the maximum loan amount that the applicable Predecessor Company could make under its lending guidelines. At the relevant times, Tranceka Capital was beneficially owned by Mr. Schocken, our former Chairman and a director, and members of his family through November 14, 2021. In certain cases, Tranceka Capital assisted in funding developers’ projects by obtaining additional private debt or equity funding. While the applicable Predecessor Company received a first deed of trust secured by the underlying real estate for any loan it made, private investors sourced by Tranceka Capital (which at times included certain executives of the Predecessor Management Companies and their family members) in some instances received a full or partial interest in a second deed of trust on the same underlying real estate, a personal guarantee or an equity investment in the borrower or developer that owns or owned the secured property. In some cases, a party related to Tranceka Capital received indirect equity interests in the borrower as payment of some or all of the commission earned by Tranceka Capital.
As a result of commissions earned by Tranceka Capital for sourcing investors, Mr. Schocken, through his ownership in Tranceka Capital, has an equity investment in an entity (“InvestorCo”) that owns a preferred equity interest in one of the Company’s borrowers. In addition, a member of Mr. Schocken’s family holds an equity investment of $200,000 in InvestorCo. As of December 31, 2021, the borrower has an outstanding project development loan of approximately $1.1 million that is secured by a first deed of trust on the underlying development. We placed the loan in default in September 2019.
Our charter provides for certain indemnification rights for our directors and officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of forms that were filed with the SEC and written representations from reporting persons, we believe that all filing requirements under Section 16(a) during the year ended December 31, 2021 applicable to our executive officers, directors and more than 10% stockholders were satisfied on a timely basis, with the exception of two Form 4s to report the dispositions of securities to satisfy tax withholding obligations on behalf of Mr. Pyatt associated with the vesting of RSUs on February 14, 2021 and August 6, 2021, and two Form 4s to report dispositions of securities to satisfy tax withholding obligations on behalf of Mr. Schneider associated with the vesting of RSUs on August 6, 2021 and December 9, 2021.

STOCKHOLDERS PROPOSALS AND NOMINATIONS
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders if they are received by the Corporate Secretary, in writing addressed to our principal executive office, on or before December 28, 2022.
If a stockholder wishes to present a proposal at our annual meeting (outside of Rule 14a-8) or to nominate one or more directors without seeking access to our proxy materials, the stockholder must give timely advance written notice to us prior to the deadline for such meeting determined in accordance with our Bylaws, which were attached as Exhibit 3.1 to our Form 8-K filed with the SEC on March 17, 2022. Our Bylaws include certain information requirements to be included in the notice. In general, our Bylaws provide such notice should be addressed to our Secretary and be delivered to our principal executive office neither fewer than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a stockholder’s notice must be delivered no earlier than the 150th day prior to the date of such annual meeting and the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, and (b) the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of our 2023 Annual Meeting of Stockholders, such notice must be delivered not later than February 9, 2023 or earlier than January 10, 2023.
Additionally, pursuant to the proxy access provisions of our Bylaws adopted in March 2022, a holder (or a group of not more than 20 holders) of at least 3% of our outstanding common stock continuously for at least three years is entitled to nominate and include in our proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in our Bylaws, including by providing our Secretary with advance notice of the nomination not less than 120 days nor more than 150 days prior to the anniversary date of the date the Company commenced mailing of this year’s proxy materials for the Annual Meeting.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules adopted by the SEC (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2023.
In each case, whether seeking access to our proxy materials or not, our Bylaws set out specific requirements that such stockholders and written notices must satisfy. Any stockholder filing a written notice of nomination for a director (whether pursuant to our proxy access Bylaw provision or not) must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such notice similar information, as well as, among other things, the text of the proposal or business and the text of the proposal or business and the reasons therefor, and other specified matters.
HOUSEHOLDING
Certain brokers, banks and other agents may participate in the practice of “householding” proxy materials. This means that only a single copy of this Proxy Statement may have been sent to multiple stockholders sharing an address. If you would prefer to receive separate copies of proxy materials for other stockholders in your household, either now or in the future, please contact your broker, bank or other agent serving as your nominee.
If, at any time, you no longer wish to participate in householding and would prefer to receive multiple copies of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one copy, please notify your broker, bank or other agent if your shares are held through such entities. The Company will provide separate copies of the proxy materials upon written request to Broadmark Realty Capital Inc., 1420 Fifth Avenue, Suite 2000, Seattle, Washington 98101, Attention: Corporate Secretary, upon written request to investorrelations@broadmark.com or by calling 206-971-0800.

OTHER MATTERS
As of the date of this Proxy Statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this Proxy Statement. If other matters properly come before the meeting, the persons identified in the accompanying proxy card will vote all proxies solicited by this Proxy Statement as recommended by our Board, or, if no such recommendation is given, in accordance with their best judgment.

Brian P. Ward
Chief Executive Officer
Seattle, Washington
April 28, 2022

APPENDIX A: NON-GAAP FINANCIAL MEASURE RECONCILIATION
Distributable Earnings
Distributable earnings is the key measure used by management and our Board to track the operating performance of our assets and compare operating results between periods. To qualify as a REIT, we are required to distribute at least 90% of our annual REIT taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board of Directors. Distributable earnings has been one of many factors considered by our Board of Directors in declaring dividends and, while not a direct measure of taxable income, over time, the measure can be considered a useful indicator of our dividends. Distributable earnings is not a measure presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and excludes certain recurring items, such as unrealized gains and losses (including provision for credit losses) and non-capitalized transaction-related expenses, because they are not considered by management to be part of our primary operations. Such measure does not represent and should not be considered as a substitute for, or superior to, net income or as a substitute for, or superior to, cash flows from operating activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly entitled measures reported by other companies.
We define distributable earnings as net income attributable to common stockholders, adjusted for: (i) impairment recorded on our investments; (ii) unrealized gains or losses on our investments (including provision for credit losses) and warrant liabilities; (iii) new public company transition expenses; (iv) non-capitalized transaction-related and other one-time expenses; (v) non-cash stock-based compensation; (vi) depreciation and amortization including amortization of our intangible assets; and (vii) deferred taxes, which are subject to variability and generally not indicative of future economic performance or representative of current operations.
The table below is a reconciliation of distributable earnings to the most directly comparable GAAP financial measure:
(dollars in thousands, except share and per share data)	December 31, 2021
Net income attributable to common stockholders	$82,488
Adjustments for non-distributable earnings:
Stock-based compensation expense	3,455
New public company expenses	953
Non-capitalized transaction and other one-time expenses	987
Change in fair value of warrant liabilities	1,838
Depreciation and amortization	741
Provision for credit losses, net	6,179
Distributable earnings prior to realized loss on investments:	$96,641
Realized credit losses	(2,672)
Distributable earnings:	$93,969
Distributable earnings per diluted share of common stock prior to realized loss on investments	$0.73
Distributable earnings per diluted share of common stock	$0.71
Weighted-average number of shares of common stock outstanding, basic and diluted
Basic	132,579,289
Diluted	132,666,502
A-1

BROADMARK REALTY CAPITAL

BROADMARK REALTY CAPITAL INC.
1420 FIFTH AVENUE, SUITE 200
SEATTLE, WASHINGTON 98101

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Brian P. Ward	☐	☐	☐
1b. Jeffrey B. Pyatt	☐	☐	☐
1c. Stephen G. Haggerty	☐	☐	☐
1d. Daniel J. Hirsch	☐	☐	☐
1e. David A. Karp	☐	☐	☐
1f. Norma J. Lawrence	☐	☐	☐
1g. Kevin M. Luebbers	☐	☐	☐
1h. Pinkie D. Mayfield	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Also includes authorization to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000568486_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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BROADMARK REALTY CAPITAL INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 9, 2022

The undersigned stockholder hereby appoints Brian P. Ward and Nevin Boparai, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Broadmark Realty Capital Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/BRMK2022 at 10:00 a.m., Pacific Time on Thursday, June 9, 2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE FOR DIRECTOR, "FOR" THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022, AND "FOR" THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

0000568486_2 R1.0.0.24

Continued and to be signed on reverse side